UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (Date of earliest event reported): November 26, 2014

SELECT INCOME REIT
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-35442 (Commission File Number)	45-4071747 (IRS Employer Identification No.)
Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts (Address of Principal Executive Offices)	02458-1634 (Zip Code)

617-796-8303
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the terms "us," we, "our," and "SIR" refers to Select Income REIT.

Item 8.01    Other Events.

        In connection with SIR's Registration Statement on Form S-3, or the Registration Statement, to be filed on or about the date of this report, we are filing this Current Report on Form 8-K to provide certain historical financial information regarding Cole Corporate Income Trust, Inc., or CCIT, and its subsidiaries and certain pro forma financial information regarding SIR required to be incorporated by reference into the Registration Statement. The pro forma financial information gives effect to SIR's proposed acquisition of CCIT pursuant to the previously announced Agreement and Plan of Merger, or the Merger Agreement, dated as of August 30, 2014, by and among SIR, SC Merger Sub LLC, one of our wholly owned subsidiaries, or SIR Merger Sub, and CCIT, which provides for the merger of CCIT with and into SIR Merger Sub, with SIR Merger Sub surviving, or the Merger. SIR's proposed acquisition of CCIT has not been consummated and remains subject to certain customary closing conditions.

        Additionally, in connection with the Registration Statement, SIR is filing this Current Report on Form 8-K to provide a summary of considerations that supersede, in their entirety, the sections entitled "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" contained in SIR's Annual Report on Form 10-K for the year ended December 31, 2013.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of United States federal income tax considerations is based on existing law, and is limited to investors who own our shares as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

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  a bank, insurance company or other financial institution;

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  a regulated investment company or REIT;

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  a subchapter S corporation;

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  a broker, dealer or trader in securities or foreign currency;

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  a person who marks-to-market our shares;

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  a person who has a functional currency other than the United States dollar;

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  a person who acquires our shares in connection with employment or other performance of services;

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  a person subject to alternative minimum tax;

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  a person who acquires or owns our shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction;

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  a United States expatriate; or

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  except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

        The sections of the United States Internal Revenue Code of 1986, as amended, or the IRC, that govern the federal income tax qualification and treatment of a real estate investment trust, or REIT, and its shareholders are complex. This presentation is a summary of applicable IRC provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have not received a ruling from the United States Internal Revenue Service, or the IRS, with respect to any matter described in this summary, and we cannot assure you that the IRS or a court will agree with all of the statements made in this summary. The IRS or a court could, for example, take a different position from that described in this summary with respect to our acquisitions, operations, restructurings or other matters, which, if successful, could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local or foreign tax consequences. For all these reasons, we urge you and any prospective acquiror of our shares to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our shares. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this Current Report on Form 8-K. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

        Your federal income tax consequences may differ depending on whether or not you are a "U.S. shareholder." For purposes of this summary, a "U.S. shareholder" is a beneficial owner of our shares who is:

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  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

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  an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to federal income taxation regardless of its source; or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty. Conversely, a "non-U.S. shareholder" is a beneficial owner of our shares who is not a U.S. shareholder. If any entity treated as a partnership for federal income tax purposes is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes that is a beneficial owner of our shares and the partners in such partnership (as determined for United States federal income tax purposes) are urged to consult their own tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our shares.

Merger with Cole Corporate Income Trust, Inc.

        In August 2014, we and CCIT entered into the Merger Agreement. Concurrently with the execution and delivery of the Merger Agreement, SIR Merger Sub entered into a purchase and sale agreement and joint escrow instructions, or the Purchase and Sale Agreement, with Senior Housing Properties Trust, or SNH. Pursuant to the Purchase and Sale Agreement, SNH agreed to acquire the subsidiaries of CCIT owning 23 healthcare properties, or the Healthcare Properties, substantially concurrently with the completion of the Merger, or the Healthcare Properties Sale. The Healthcare Properties Sale will be treated as a sale of the underlying Healthcare Properties for federal income tax purposes because the subsidiaries to be sold are wholly owned, noncorporate entities that are disregarded entities under Treasury regulations issued under Section 7701 of the IRC. The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the IRC, and this summary assumes, unless indicated otherwise, that the Merger will so qualify.

        As the successor by merger to CCIT, we would generally be liable for unpaid taxes, including penalties and interest (if any), of CCIT. In addition to inheriting CCIT's tax liabilities, if CCIT has failed or fails to qualify as a REIT for federal income tax purposes and the Merger is completed, we could lose our REIT status should CCIT's disqualifying activities continue after the Merger. Even if we retain our REIT status, if CCIT loses its REIT status for a taxable year before the Merger or that includes the Merger and no relief is available, we would face the following tax consequences:

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  as the successor by merger to CCIT, we would generally inherit any corporate income tax liabilities of CCIT, including penalties and interest;

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  we would be subject to tax on the built-in gain on each asset of CCIT existing at the time of the Merger if we were to dispose of a CCIT asset (including as part of the Healthcare Properties Sale) during a specified period (generally ten years) following the Merger; and

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  we could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate any earnings and profits accumulated by CCIT for taxable periods that it did not qualify as a REIT.

Finally, if there is an adjustment to CCIT's real estate investment trust taxable income or dividends paid deductions, we could elect to use the deficiency dividend procedure to preserve our predecessor CCIT's REIT status. That deficiency dividend procedure could require us to make significant distributions to our shareholders and to pay significant interest to the IRS.

Taxation as a REIT

        We have elected to be taxed as a REIT under Sections 856 through 860 of the IRC, commencing with our taxable year ended December 31, 2012. Our REIT election, assuming continuing compliance with the then applicable qualification tests, has continued and will continue in effect for subsequent taxable years. Although no assurance can be given, we believe that we have been organized and have operated, and will continue to be organized and to operate, in a manner that qualified and will continue to qualify us to be taxed under the IRC as a REIT.

        As a REIT, we generally are not subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to our shareholders generally are included in their income as dividends to the extent of our current or accumulated earnings and profits. Our dividends are not generally entitled to the preferential tax rates on qualified dividend income, but a portion of our dividends may be treated as capital gain dividends or as qualified dividend income, all as explained below. No portion of any of our dividends is eligible for the dividends received deduction for corporate shareholders. Distributions in excess of current or accumulated earnings and profits generally are treated for federal income tax purposes as returns of capital to the extent of a recipient shareholder's basis in our shares, and will reduce this basis. Our current or accumulated earnings and profits are generally allocated first to distributions made on our preferred shares, of which there are none outstanding at this time, and thereafter to distributions made on our common shares.

        For all these purposes, our distributions include cash distributions, any in kind distributions of property that we might make and deemed or constructive distributions resulting from capital market activities, as described below. In accordance with the distribution rules applicable to REITs described below, we may make a distribution in excess of our regular distributions to our shareholders on account of the Healthcare Properties Sale and the gain recognized on that sale. If the special distribution is made in a combination of cash and our shares, shareholders receiving our shares will be treated for federal income tax purposes as receiving a distribution in an amount equal to the amount of cash that would have been received if the shareholder elected to receive, and actually did receive, all cash. A shareholder that receives our shares pursuant to the special distribution will generally have a tax basis in such shares equal to the amount such shareholder is treated as having received in the special distribution minus the amount of cash actually received, and the holding period in such shares will begin on the day following the payment of the special distribution.

        Our counsel, Sullivan & Worcester LLP, has provided to us an opinion that we have been organized and have qualified as a REIT under the IRC for our 2012 through 2013 taxable years, and that our current investments and current and anticipated plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the IRC. Our counsel's opinions are conditioned upon the assumption that our leases, our declaration of trust and all other legal documents to which we are or have been a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this Current Report on Form 8-K and upon representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a representation is inaccurate or incomplete, our counsel's opinions may be adversely affected and may not be relied upon. The opinions of our counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will qualify as or be taxed as a REIT for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued. Our counsel will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. Also, the opinions of our counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our counsel.

        Our continued qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the IRC and summarized below. While we believe that we will satisfy these tests, our counsel does not review compliance with these tests on a continuing basis. If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the IRC, or a C corporation, and our shareholders will be taxed like shareholders of C corporations, meaning that federal income tax generally will be applied at both the corporate and shareholder levels. In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our shareholders could be reduced or eliminated.

        If we qualify as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our shareholders. However, even if we qualify as a REIT, we may be subject to federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," determined by including our undistributed net capital gains, if any.

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  If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference.

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  If we have net income from the disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%.

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  If we have net income from prohibited transactions—that is, dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than dispositions of foreclosure property and other than dispositions excepted under a statutory safe harbor—we will be subject to tax on this income at a 100% rate.

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  If we fail to satisfy the REIT asset tests described below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability.

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  If we fail to satisfy any provision of the IRC that would result in our failure to qualify as a REIT (other than violations of the REIT gross income tests or violations of the REIT asset tests described below), due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be subject to a penalty of $50,000 for each failure.

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  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed.

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  If we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation, and if we subsequently recognize gain on the disposition of this asset during a specified period (generally ten years) beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation's basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition.

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  If we acquire a corporation in a transaction where we succeed to its tax attributes, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition, if any, not later than the end of our taxable year in which the acquisition occurs. However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.

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  As summarized below, REITs are permitted within limits to own stock and securities of a "taxable REIT subsidiary." A domestic taxable REIT subsidiary is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent. In addition, the REIT parent is subject to a 100% tax on the amount by which various charges and reimbursements between the parent REIT and its taxable REIT subsidiaries are determined to be priced excessively in favor of the REIT rather than on an arms' length basis.

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  If and to the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions. If we continue to operate as we do, then we will distribute all of our taxable income to our shareholders such that we will generally not pay federal income tax. As a result, we cannot recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our federal income tax liability. Also, as a REIT, we cannot pass through to our shareholders any foreign tax credits.

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  If it is determined that CCIT failed to satisfy one or more of the REIT tests described below, the IRS might allow us, as CCIT's successor, the same opportunity for relief as though it were the remediating REIT. In such case, CCIT would be deemed to have retained its status as a REIT and the relevant penalties or sanctions for remediation would fall upon us in a manner comparable to the above.

        If we fail to qualify as a REIT or elect not to qualify as a REIT, then we will be subject to federal income tax in the same manner as a regular C corporation. Further, as a regular C corporation, distributions to our shareholders will not be deductible by us, nor will distributions be required under the IRC. Also, to the extent of our current and accumulated earnings and profits, all distributions to our shareholders will generally be taxable as ordinary dividends potentially eligible for the preferential tax rates discussed below in "Taxation of U.S. Shareholders" and, subject to limitations in the IRC, will be potentially eligible for the dividends received deduction for corporate shareholders. Finally, we will generally be disqualified from qualification as a REIT for the four taxable years following the taxable year in which the termination is effective. Our failure to qualify as a REIT for even one year could result in reduction or elimination of distributions to our shareholders, or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate-level taxes. The IRC provides relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet specified REIT requirements, all as discussed in more detail below.

REIT Qualification Requirements

        General Requirements.    Section 856(a) of the IRC defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3)
  that would be taxable, but for Sections 856 through 859 of the IRC, as a domestic C corporation;

  (4)
  that is not a financial institution or an insurance company subject to special provisions of the IRC;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  that is not "closely held" as defined under the personal holding company stock ownership test, as described below; and

  (7)
  that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

Section 856(b) of the IRC provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Section 856(h)(2) of the IRC provides that neither condition (5) nor (6) need to have been met during our first taxable year as a REIT. We believe that we have met conditions (1) through (7) during each of the requisite periods ending on or before the close of our most recently completed taxable year, and that we will continue to meet these conditions in future taxable years. There can, however, be no assurance in this regard.

        By reason of condition (6), we will fail to qualify as a REIT for a taxable year if at any time during the last half of a year (except for our first taxable year as a REIT) more than 50% in value of our outstanding shares is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), our declaration of trust restricts transfers of our shares that would otherwise result in concentrated ownership positions. In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our outstanding shares and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). However, our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, we have complied and will continue to comply with these regulations, including requesting annually from record holders of significant percentages of our shares information regarding the ownership of our shares. Under our declaration of trust, our shareholders are required to respond to these requests for information. A shareholder who fails or refuses to comply with the request is required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of our shares and other information.

        For purposes of condition (6), the term "individuals" is defined in the IRC to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit-sharing trusts. As a result, REIT shares owned by an entity that is not an "individual" are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity's federal income tax qualification as a REIT. However, as discussed below in "Taxation of Tax-Exempt Shareholders," if a REIT is a "pension-held REIT," each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT's shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

        The IRC provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

        Our Wholly Owned Subsidiaries and Our Investments Through Partnerships.    Except in respect of taxable REIT subsidiaries as discussed below, Section 856(i) of the IRC provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT's. We believe that each of our direct and indirect wholly owned subsidiaries, other than the taxable REIT subsidiaries discussed below, will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the IRC, or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under Treasury regulations issued under Section 7701 of the IRC. Thus, except for the taxable REIT subsidiaries discussed below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries are treated as ours.

        We may invest, and following the Merger will be invested, in real estate through one or more entities that are treated as partnerships for federal income tax purposes. In the case of a REIT that is a partner in a partnership, Treasury regulations under the IRC provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share. In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities, and items of income of each partnership in which we become a partner is treated as ours for purposes of the income tests and asset tests discussed below. In contrast, for purposes of the distribution requirement discussed below, we would take into account as a partner our share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the IRC.

        Taxable REIT Subsidiaries.    We are permitted to own any or all of the securities of a "taxable REIT subsidiary" as defined in Section 856(l) of the IRC, provided that no more than 25% of the total value of our assets, at the close of each quarter, is comprised of our investments in the stock or securities of our taxable REIT subsidiaries or other nonqualified assets. Among other requirements, a taxable REIT subsidiary of ours must:

  (1)
  be a corporation (other than a REIT) for federal income tax purposes in which we directly or indirectly own shares;

  (2)
  join with us in making a taxable REIT subsidiary election;

  (3)
  not directly or indirectly operate or manage a lodging facility or a health care facility; and

  (4)
  not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

        In addition, any corporation (other than a REIT) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the outstanding securities of such corporation will automatically be treated as a taxable REIT subsidiary. Subject to the discussion below, we believe that we and each of our taxable REIT subsidiaries have complied with, and will continue to comply with, on a continuous basis, the requirements for taxable REIT subsidiary status at all times during which the subsidiary's taxable REIT subsidiary election is reported as being in effect, and we believe that the same will be true for any taxable REIT subsidiary that we later form or acquire.

        Our ownership of stock and securities in taxable REIT subsidiaries is exempt from the 10% and 5% REIT asset tests discussed below. Also, as discussed below, taxable REIT subsidiaries can perform services for our tenants without disqualifying the rents and services fees we receive from those tenants under the 75% or 95% gross income tests discussed below. Moreover, because taxable REIT subsidiaries are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, taxable REIT subsidiaries may generally undertake third party management and development activities and activities not related to real estate.

        Restrictions are imposed on taxable REIT subsidiaries to ensure that they will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year. However, the taxable REIT subsidiary may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year's 50% adjusted taxable income limitation. In addition, if a taxable REIT subsidiary pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm's length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Finally, if in comparison to an arm's length transaction, a third party tenant has overpaid rent to the REIT in exchange for underpaying the taxable REIT subsidiary for services rendered, and if the REIT has not adequately compensated the taxable REIT subsidiary for services provided to or on behalf of the third party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the taxable REIT subsidiary. A safe harbor exception to this excise tax applies if the taxable REIT subsidiary has been compensated at a rate at least equal to 150% of its direct cost in furnishing or rendering the service. There can be no assurance that arrangements involving our taxable REIT subsidiaries will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we or our taxable REIT subsidiaries are or will be subject to these impositions.

        Subsidiary REITs.    Following the Merger, we will be invested in real estate through a subsidiary that is intended to be a REIT for federal income tax purposes, HPC Highway 249 REIT, LLC, or HPC REIT, and in addition we may in the future invest in one or more other entities that are intended to be REITs for federal income tax purposes. Any subsidiary REIT will generally be subject to the various REIT qualification requirements and other limitations described in this summary that are applicable to us. CCIT believes that HPC REIT is and has been organized and operated, and we believe that HPC REIT will continue to operate, in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. If a subsidiary REIT were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporation income tax, as described above, and (ii) our ownership of shares in the subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test and the 10% value test generally applicable to our ownership in corporations other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, all as described under "Asset Tests" below. If a subsidiary REIT were to fail to qualify as a REIT, it is possible that we would not meet the 5% asset test, the 10% vote test or the 10% value test with respect to our interest in the subsidiary REIT, in which event we would fail to qualify as a REIT unless we could utilize applicable relief provisions. We intend to make protective taxable REIT subsidiary elections with respect to our subsidiary REITs and may implement other protective arrangements intended to avoid a cascading REIT failure if any of our subsidiary REITs were not to qualify as a REIT, but there can be no assurance that such protective elections and other arrangements will be effective to avoid the resulting adverse consequences to us.

        Income Tests.    There are two gross income requirements for qualification as a REIT under the IRC:

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  At least 75% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (d) real estate foreign exchange gain (as defined in Section 856(n)(2) of the IRC); and (e) income from the repurchase or discharge of indebtedness) must be derived from investments relating to real property, including "rents from real property" as defined under Section 856 of the IRC, interest and gain from mortgages on real property or on interests in real property, income and gain from foreclosure property, gain from the sale or other disposition of real property other than dealer property, or dividends and gain from shares in other REITs. When we receive new capital in exchange for our shares or in a public offering of five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

  •
  At least 95% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (d) passive foreign exchange gain (as defined in Section 856(n)(3) of the IRC); and (e) income from the repurchase or discharge of indebtedness) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, or gains from the sale or disposition of stock, securities or real property.

For purposes of the 75% and 95% gross income tests outlined above, income derived from a "shared appreciation provision" in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates. Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

        In order to qualify as "rents from real property" under Section 856 of the IRC, several requirements must be met:

  •
  The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

  •
  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant, whether directly or after application of attribution rules. While we intend not to lease property to any party if rents from that property would not qualify as "rents from real property," application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. For example, a third party's ownership directly or by attribution of 10% or more by value of our shares, as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant, would result in that tenant's rents not qualifying as "rents from real property." Our declaration of trust disallows transfers or purported acquisitions, directly or by attribution, of our shares to the extent necessary to maintain our REIT status under the IRC. Nevertheless, there can be no assurance that these provisions in our declaration of trust will be effective to prevent our REIT status from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our shareholders necessarily be aware of ownership of shares attributed to them under the IRC's attribution rules.

  •
  There is a limited exception to the above prohibition on earning "rents from real property" from a 10% affiliated tenant where the tenant is a taxable REIT subsidiary. If at least 90% of the leased space of a property is leased to tenants other than taxable REIT subsidiaries and 10% affiliated tenants, and if the taxable REIT subsidiary's rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the taxable REIT subsidiary to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.

  •
  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our taxable REIT subsidiaries. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of "unrelated business taxable income," or UBTI, under Section 512(b)(3) of the IRC. In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as "rents from real property" so long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

  •
  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as "rents from real property"; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

We believe that all or substantially all of our rents have qualified and will qualify as "rents from real property" for purposes of Section 856 of the IRC.

        In order to qualify as mortgage interest on real property for purposes of the 75% asset test, interest must derive from a mortgage loan secured by real property with a fair market value at the time the loan is made (reduced by any senior liens on the property) at least equal to the amount of the loan. If the amount of the loan exceeds the fair market value of the real property (as so reduced by senior liens), the interest will be treated as interest on a mortgage loan in a ratio equal to the ratio of the fair market value of the real property (as so reduced by senior liens) to the total amount of the mortgage loan.

        Absent the "foreclosure property" rules of Section 856(e) of the IRC, a REIT's receipt of active, nonrental gross income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, the active, nonrental gross income from a property would so qualify. In the case of property leased by a REIT to a tenant, foreclosure property generally consists of the real property and incidental personal property that the REIT has reduced to possession upon a default or imminent default under the lease by the tenant, and as to which a timely foreclosure property election is made by attaching an appropriate statement to the REIT's federal income tax return. Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the IRC. Thus, if a REIT should lease foreclosure property in exchange for rent that qualifies as "rents from real property" as described above, then that rental income is not subject to the foreclosure property income tax.

        Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. There can be no assurance as to whether or not the IRS might successfully assert that one or more of our dispositions would be subject to the 100% penalty tax. Sections 857(b)(6)(C) and (E) of the IRC provide a safe harbor pursuant to which limited sales of real property held for at least two years and meeting specified additional requirements will not be treated as prohibited transactions. However, compliance with the safe harbor is not always achievable in practice.

        We believe that any gain we would recognize upon future dispositions of assets, including the planned sale of the Healthcare Properties to SNH, will qualify as income that satisfies the 75% and 95% gross income tests and will not be subject to the 100% penalty tax, because our general intent has been and is to:

  •
  own our assets for investment with a view to long-term income production and capital appreciation;

  •
  engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and

  •
  make occasional dispositions of our assets consistent with our long-term investment objectives.

        If we fail to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the following requirements:

  •
  our failure to meet the test is due to reasonable cause and not due to willful neglect; and

  •
  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% or the 95% gross income tests for that taxable year.

It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% or the 95% gross income tests. Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% gross income test or the amount by which we failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability. This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

        Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and the 95% gross income tests on a continuing basis beginning with our first taxable year as a REIT.

        Asset Tests.    At the close of each quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

  •
  At least 75% of the value of our total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of our debt with a term of at least five years, but only for the one year period commencing with our receipt of the offering proceeds).

  •
  Not more than 25% of the value of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

  •
  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer's securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer's outstanding securities, unless the securities are "straight debt" securities or otherwise excepted as discussed below. Our stock and securities in a taxable REIT subsidiary are exempted from these 5% and 10% asset tests.

  •
  Not more than 25% of the value of our total assets may be represented by stock or securities of taxable REIT subsidiaries.

        The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT. After a REIT meets the asset tests at the close of any quarter, it will not lose its status as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets. When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within thirty days after the close of that quarter.

        In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and we do not cure such failure within thirty days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within six months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests. For purposes of this relief provision, the failure will be "de minimis" if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of our assets at the end of the relevant quarter or (b) $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (1) $50,000 or (2) the highest rate of corporate tax imposed, currently 35%, on the net income generated by the assets causing the failure during the period of the failure, and (d) within six months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

        The IRC also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) "straight debt" securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay "rents from real property," (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT. We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests, and intend to take actions as may be required to cure any failure to satisfy the tests within thirty days after the close of any quarter or within the six month periods described above.

        Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the above REIT asset tests on a continuing basis beginning with our first taxable year as a REIT.

        Annual Distribution Requirements.    In order to qualify for taxation as a REIT under the IRC, we are required to make annual distributions other than capital gain dividends to our shareholders in an amount at least equal to the excess of:

  (1)
  the sum of 90% of our "real estate investment trust taxable income" and 90% of our net income after tax, if any, from property received in foreclosure, over

  (2)
  the amount by which our noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of our "real estate investment trust taxable income."

For these purposes, our "real estate investment trust taxable income" is as defined under Section 857 of the IRC and is computed without regard to the dividends paid deduction and our net capital gain and will generally be reduced by specified corporate level taxes that we pay (e.g., taxes on built-in gains or taxes on foreclosure property income).

        The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. A distribution which is not pro rata within a class of our beneficial interests entitled to a distribution, or which is not consistent with the rights to distributions among our classes of beneficial interests, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirements. Taking into account our distribution policies, including the dividend reinvestment plan we have adopted, we do not believe that we have made or will make any preferential distributions. The distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax discussed below. To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to federal income tax (at regular corporate rates) on undistributed amounts.

        In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our shareholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term "grossed up required distribution" for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

        If we do not have enough cash or other liquid assets to meet the distribution requirements, we may find it necessary and desirable to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our REIT status. We can provide no assurance that financing would be available for these purposes on favorable terms, if at all.

        We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

        In addition to the other distribution requirements above, to preserve our status as a REIT we are required to timely distribute all C corporation earnings and profits that we inherit from acquired corporations.

Depreciation and Federal Income Tax Treatment of Leases

        Our initial tax bases in our assets will generally be our acquisition cost. We will generally depreciate our depreciable real property on a straight-line basis over forty years and our personal property over the applicable shorter periods. These depreciation schedules may vary for properties that we acquire through tax-free or carryover basis acquisitions, for example our initial portfolio acquired from Equity Commonwealth (f/k/a CommonWealth REIT), or EQC, as discussed below, or the properties we acquire in the Merger.

        The initial tax bases and depreciation schedules for the assets we held immediately after our initial public offering in March 2012 depend upon whether the deemed exchange that resulted from our separation from EQC upon our initial public offering was an exchange governed by Section 351 or instead Section 1001 of the IRC. Our counsel, Sullivan & Worcester LLP, provided to us an opinion that the deemed exchange should be treated as an exchange governed by Section 351 of the IRC, and we have agreed to perform and will perform all our tax reporting accordingly. This opinion was conditioned upon the assumption that the transaction agreement governing our separation had been and will be complied with by all parties thereto, upon the accuracy and completeness of the factual matters described in our Registration Statement on Form S-11 filed in connection with our initial public offering and upon representations made by us and EQC as to specified factual matters. Therefore, we carried over EQC's tax basis and depreciation schedule in each of the assets that we received from EQC, adjusted by the gain recognized by EQC in the deemed exchange. This conclusion regarding the applicability of Section 351 of the IRC is dependent upon favorable determinations with regard to each of the following issues: (a) Section 351(e) of the IRC did not apply to the deemed exchange, or else it would have disqualified the deemed exchange from Section 351 treatment altogether; and (b) a judicial recharacterization rule, developed in Waterman Steamship v. Commissioner, 430 F.2d 1185 (5th Cir. 1970), and subsequent tax cases, did not apply to recharacterize our cash payment to EQC in the separation in a manner that rendered the deemed exchange a Section 1001 transaction under the IRC. There can be no assurance that the IRS or a court would reach the same conclusion.

        If, contrary to our belief and the opinion of our counsel, the deemed exchange was taxable to EQC because Section 1001 of the IRC applied instead of Section 351 of the IRC, then we would be treated as though we acquired our initial assets from EQC in a fully taxable acquisition, thereby acquiring tax bases in these assets that would be depreciable over longer depreciable lives. In that event, we estimate that our aggregate depreciation deductions for our initial taxable year and many taxable years thereafter would be lower. If the IRS were to successfully challenge our reported depreciation methods and the associated tax reporting, then, including for purposes of qualifying for taxation as a REIT, we could be required to amend our tax reports, including those sent to our shareholders, or could be required to pay deficiency dividends, including the associated interest charge, as discussed above.

        We are entitled to depreciation deductions from our facilities only if we are treated for federal income tax purposes as the owner of the facilities. This means that the leases of the facilities must be classified for federal income tax purposes as true leases, rather than as sales or financing arrangements, and we believe this to be the case.

Taxation of U.S. Shareholders

        For noncorporate U.S. shareholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. shareholders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because we are not generally subject to federal income tax on the portion of our real estate investment trust taxable income distributed to our shareholders, dividends on our shares generally are not eligible for such preferential tax rates. As a result, our ordinary dividends continue to be taxed at the higher federal income tax rates applicable to ordinary income. To summarize, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

  (1)
  long-term capital gains, if any, recognized on the disposition of our shares;

  (2)
  our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

  (3)
  our dividends attributable to dividend income, if any, received by us from C corporations such as taxable REIT subsidiaries;

  (4)
  our dividends attributable to earnings and profits that we inherit from C corporations; and

  (5)
  our dividends to the extent attributable to income upon which we have paid federal corporate income tax (such as sale gains subject to the 35% built-in gains tax), net of the corporate taxes thereon.

        As long as we qualify as a REIT for United States federal income tax purposes, a distribution to our U.S. shareholders that we do not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of our current or accumulated earnings and profits. Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as discussed below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the IRC.

        In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

  (1)
  we will be taxed at regular corporate capital gains tax rates on retained amounts;

  (2)
  each U.S. shareholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

  (3)
  each U.S. shareholder will receive a credit or refund for its designated proportionate share of the tax that we pay;

  (4)
  each U.S. shareholder will increase its adjusted basis in our shares by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. shareholder's proportionate share of the tax that we pay; and

  (5)
  both we and our corporate shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. shareholders of the relevant tax information within sixty days after the close of the affected taxable year.

        If for any taxable year we designate capital gain dividends for U.S. shareholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all outstanding classes of our shares. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. shareholders at preferential maximum rates (including any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all outstanding classes of our shares.

        Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the shareholder's adjusted tax basis in the shareholder's shares, but will reduce the shareholder's basis in those shares. To the extent that these excess distributions exceed a U.S. shareholder's adjusted basis in our shares, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. shareholders at preferential maximum rates. No U.S. shareholder may include on its federal income tax return any of our net operating losses or any of our capital losses.

        If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will require tax preference items to be allocated to our shareholders with respect to any accelerated depreciation or other tax preference items that we claim.

        A U.S. shareholder will generally recognize gain or loss equal to the difference between the amount realized and the shareholder's adjusted basis in our shares that are sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period in our shares exceeds one year. In addition, any loss upon a sale or exchange of our shares held for six months or less will generally be treated as a long-term capital loss to the extent of our long-term capital gain dividends paid on such shares during the holding period.

        U.S. shareholders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (which is calculated by including dividends on and gains from the sale or other disposition of our shares), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

        If a U.S. shareholder recognizes a loss upon a disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These Treasury regulations are written quite broadly, and apply to many routine and simple transactions. A reportable transaction currently includes, among other things, a sale or exchange of our shares resulting in a tax loss in excess of (a) $10 million in any single year or $20 million in any combination of years in the case of our shares held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in any combination of years in the case of our shares held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS's Office of Tax Shelter Analysis. The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

        Noncorporate U.S. shareholders who borrow funds to finance their acquisition of our shares could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the IRC, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A U.S. shareholder's net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the shareholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the shareholder's basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt Shareholders

        The rules governing the federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of these rules. If you are a tax-exempt shareholder, we urge you to consult with your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our shares.

        Subject to the pension-held REIT rules discussed below, our distributions made to shareholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities should not constitute UBTI, provided that the shareholder has not financed its acquisition of our shares with "acquisition indebtedness" within the meaning of the IRC, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

        Tax-exempt pension trusts that own more than 10% by value of a "pension-held REIT" at any time during a taxable year may be required to treat a percentage of all dividends received from the pension-held REIT during the year as UBTI. This percentage is equal to the ratio of:

  (1)
  the pension-held REIT's gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension fund, less direct expenses related to that income, to

  (2)
  the pension-held REIT's gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension-held REIT if:

  •
  the REIT is "predominantly held" by tax-exempt pension trusts; and

  •
  the REIT would fail to satisfy the "closely held" ownership requirement, discussed above in "REIT Qualification Requirements," if the stock or beneficial interests in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries.

A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT's stock or beneficial interests, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT's stock or beneficial interests, own in the aggregate more than 50% by value of the REIT's stock or beneficial interests. Because of the share ownership concentration restrictions contained in our declaration of trust, we believe that we are not and will not become a pension-held REIT. However, because our shares are publicly traded, we cannot completely control whether or not we are or will become a pension-held REIT.

        Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7),

(c)(9), (c)(17) and (c)(20) of the IRC, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from a REIT as UBTI. In addition, these prospective investors should consult their own tax advisors concerning any "set aside" or reserve requirements applicable to them.

Taxation of Non-U.S. Shareholders

        The rules governing the United States federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our shares.

        In general, a non-U.S. shareholder will be subject to regular United States federal income tax in the same manner as a U.S. shareholder with respect to its investment in our shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. shareholder maintains in the United States). In addition, a corporate non-U.S. shareholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the IRC, or lower applicable tax treaty rate, which is payable in addition to regular United States federal corporate income tax. The balance of this discussion of the United States federal income taxation of non-U.S. shareholders addresses only those non-U.S. shareholders whose investment in our shares is not effectively connected with the conduct of a trade or business in the United States.

        A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. shareholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will have to collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate as a capital gain dividend. Notwithstanding this withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in our shares, and the nontaxable return of capital will reduce the adjusted basis in these shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. shareholder's adjusted basis in our shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of these shares, as discussed below. A non-U.S. shareholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of our current and accumulated earnings and profits.

        From time to time, some of our distributions may be attributable to the sale or exchange of United States real property interests. However, capital gain dividends that are received by a non-U.S. shareholder, as well as dividends attributable to our sales of United States real property interests, will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (a) these dividends are received with respect to a class of shares that is "regularly traded" on a domestic "established securities market" such as the New York Stock Exchange, or the NYSE, both as defined by applicable Treasury regulations, and (b) the non-U.S. shareholder does not own more than 5% of that class of shares at any time during the one-year period ending on the date of distribution of the applicable capital gain and United States real property interest dividends. If both of these provisions are satisfied, qualifying non-U.S. shareholders will not be subject to withholding either on capital gain dividends or on dividends that are attributable to our sales of United States real property interests as though those amounts were effectively connected with a United States trade or business, and qualifying non-U.S. shareholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these dividends. Instead, these dividends will be subject to United States federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless, as discussed below, reduced by an applicable treaty. Although there can be no assurance in this regard, we believe that our common shares have been and will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations; however, we can provide no assurance that our shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years.

        Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain and other tax rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. shareholder will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. shareholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the IRC, or lower applicable tax treaty rate, in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. shareholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. shareholder's United States federal income tax liability, and the non-U.S. shareholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

        A special "wash sale" rule may apply to a non-U.S. shareholder who owns any class of our shares if (a) the non-U.S. shareholder owns more than 5% of that class of shares at any time during the one-year period ending on the date of the distribution described below, or (b) that class of our shares is not, within the meaning of applicable Treasury regulations, "regularly traded" on a domestic "established securities market" such as the NYSE. Although there can be no assurance in this regard, we believe that our common shares have been and will remain "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations, all as discussed above; however, we can provide no assurance that our shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years. We thus anticipate this wash sale rule will apply, if at all, only to a non-U.S. shareholder that owns more than 5% of either our common shares or any class of our preferred shares. Such a non-U.S. shareholder will be treated as having made a "wash sale" of our shares if it (a) disposes of an interest in our shares during the thirty days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. shareholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (b) acquires or enters into a contract to acquire a substantially identical interest in our shares, either actually or constructively through a related party, during the sixty-one day period beginning thirty days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. shareholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest. As discussed above, a non-U.S. shareholder's gain from the sale or exchange of a United States real property interest can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

        If for any taxable year we designate capital gain dividends for our shareholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all outstanding classes of our shares.

        Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions. A non-U.S. shareholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the shareholder's United States federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. The 35% withholding tax rate discussed above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the current preferential maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity and whether the entity or its owners are entitled to benefits under the tax treaty. In the case of any constructive distributions or in kind distributions of property, we or other applicable withholding agents may collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive or own if the cash portion of any such distribution is not sufficient to cover the withholding liability, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure.

        Non-U.S. shareholders should generally be able to treat amounts we designate as retained but constructively distributed capital gains in the same manner as actual distributions of capital gain dividends by us. In addition, a non-U.S. shareholder should be able to offset as a credit against its federal income tax liability the proportionate share of the tax paid by us on such retained but constructively distributed capital gains. A non-U.S. shareholder may file for a refund from the IRS for the amount that the non-U.S. shareholder's proportionate share of tax paid by us exceeds its federal income tax liability on the constructively distributed capital gains.

        If our shares are not "United States real property interests" within the meaning of Section 897 of the IRC, then a non-U.S. shareholder's gain on sale of these shares generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. Our shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% of the fair market value of the outstanding shares was directly or indirectly held by foreign persons. We believe that we have been and will remain a domestically controlled REIT and thus a non-U.S. shareholder's gain on a sale of our shares will not be subject to United States federal income taxation. However, because our shares are publicly traded, we can provide no assurance that we have been or will remain a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of our shares will not be subject to United States federal income taxation as a sale of a United States real property interest, if that class of shares is "regularly traded," as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of that class of shares. In this regard, because the shares held by others may be redeemed, a non-U.S. shareholder's percentage interest in a class of our shares may increase even if it acquires no additional shares in that class. If the gain on the sale of our shares were subject to United States federal income taxation, the non-U.S. shareholder will generally be subject to the same treatment as a U.S. shareholder with respect to its gain and will be required to file a United States federal income tax return reporting that gain; in addition, a corporate non-U.S. shareholder might owe branch profits tax under Section 884 of the IRC. A purchaser of our shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, a purchaser of our shares from a non-U.S. shareholder may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS.

Information Reporting, Backup Withholding and Foreign Account Withholding

        Information reporting, backup withholding and foreign account withholding may apply to distributions or proceeds paid to our shareholders under the circumstances discussed below. If a shareholder is subject to backup or other United States federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a deemed or constructive distribution or a distribution in kind even though there is insufficient cash from which to satisfy the withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of United States federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the shareholder would otherwise receive or own, and the shareholder may bear brokerage or other costs for this withholding procedure.

        The backup withholding rate is currently 28%. Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the shareholder's federal income tax liability. A U.S. shareholder may be subject to backup withholding when it receives distributions on our shares or proceeds upon the sale, exchange, redemption, retirement or other disposition of our shares, unless the U.S. shareholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

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  provides the U.S. shareholder's correct taxpayer identification number; and

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  certifies that the U.S. shareholder is exempt from backup withholding because it comes within an enumerated exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. shareholder has not provided and does not provide its correct taxpayer identification number on an IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and we or other applicable withholding agents may have to withhold a portion of any distributions or proceeds paid to such U.S. shareholder. Unless the U.S. shareholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on our shares paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

        Distributions on our shares to a non-U.S. shareholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. shareholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. shareholder is subject to withholding on distributions on our shares or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. shareholder on our shares may be subject to backup withholding, unless the non-U.S. shareholder properly certifies to the applicable withholding agent its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form. Information reporting and backup withholding will not apply to proceeds a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our shares, if the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our shares if the non-U.S. shareholder receives those proceeds through a broker's foreign office.

        Non-United States financial institutions and other non-United States entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by United States persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-United States persons. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by "specified United States persons" or "United States owned foreign entities" (each as defined in the IRC), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding will generally apply to payments of dividends made after June 30, 2014, and to other "withholdable payments" (including payments of gross proceeds from a sale or other disposition of our shares) made after December 31, 2016. Non-U.S. shareholders and shareholders who hold our shares through a non-United States intermediary are encouraged to consult with their tax advisor regarding foreign account tax compliance.

Other Tax Considerations

        Our tax treatment and that of our shareholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by Congress, the IRS and the United States Department of the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. Likewise, the rules regarding taxes other than United States federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our shareholders. Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our shares. We and our shareholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our shareholders transact business or reside. These tax consequences may not be comparable to the United States federal income tax consequences discussed above.

 ERISA PLANS, KEOGH PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

General Fiduciary Obligations

        Fiduciaries of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, must consider whether:

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  their investment in our shares or other securities satisfies the diversification requirements of ERISA;

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  the investment is prudent in light of possible limitations on the marketability of our shares;

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  they have authority to acquire our shares or other securities under the applicable governing instrument and Title I of ERISA; and

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  the investment is otherwise consistent with their fiduciary responsibilities.

        Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation. Fiduciaries of any individual retirement account or annuity, or IRA, Roth IRA, tax-favored account (such as an Archer MSA, Coverdell education savings account or health savings account), Keogh Plan or other qualified retirement plan not subject to Title I of ERISA, or non-ERISA plans, should consider that the plan may only make investments that are authorized by the appropriate governing instrument.

        Fiduciaries considering an investment in our securities should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria or is otherwise appropriate. The sale of our securities to an ERISA or non-ERISA plan is in no respect a representation by us or any underwriter of the securities that the investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that the investment is appropriate for plans generally or any particular plan.

Prohibited Transactions

        Fiduciaries of ERISA plans and persons making the investment decision for an IRA or other non-ERISA plan should consider the application of the prohibited transaction provisions of ERISA and the IRC in making their investment decision. Sales and other transactions between an ERISA or non-ERISA plan, and persons related to it, are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA plan or non-ERISA plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA plans, may also result in the imposition of an excise tax under the IRC or a penalty under ERISA upon the disqualified person or party in interest with respect to the plan. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or Roth IRA is maintained or his beneficiary, the IRA or Roth IRA may lose its tax-exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction, but no excise tax will be imposed. Fiduciaries considering an investment in our securities should consult their own legal advisors as to whether the ownership of our securities involves a prohibited transaction.

"Plan Assets" Considerations

        The United States Department of Labor has issued a regulation defining "plan assets." The regulation generally provides that when an ERISA or non-ERISA plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA plan's or non-ERISA plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant.

        Each class of our shares (that is, our common shares and any class of preferred shares that we may issue) must be analyzed separately to ascertain whether it is a publicly offered security. The regulation defines a publicly offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold under an effective registration statement under the Securities Act of 1933, as amended, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. Each class of our outstanding shares has been registered under the Exchange Act within the necessary time frame to satisfy the foregoing condition.

        The regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. We believe our common shares have been and will remain widely held, and we expect the same to be true of any class of preferred shares that we may issue, but we can give no assurances in this regard.

        The regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

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  any restriction on or prohibition against any transfer or assignment that would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

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  any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer that are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

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  any administrative procedure that establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

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  any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

        We believe that the restrictions imposed under our declaration of trust on the transfer of shares do not result in the failure of our shares to be "freely transferable." Furthermore, we believe that there exist no other facts or circumstances limiting the transferability of our shares that are not included among those enumerated as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer that would not be among the enumerated permissible limitations or restrictions.

        Assuming that each class of our shares will be "widely held" and that no other facts and circumstances exist that restrict transferability of these shares, we have received an opinion of our counsel, Sullivan & Worcester LLP, that our shares will not fail to be "freely transferable" for purposes of the regulation due to the restrictions on transfer of our shares under our declaration of trust and that under the regulation each class of our currently outstanding shares is publicly offered and our assets will not be deemed to be "plan assets" of any ERISA plan or non-ERISA plan that acquires our shares in a public offering. This opinion is conditioned upon certain assumptions and representations, as discussed above in "Federal Income Tax Considerations—Taxation as a REIT."

 Additional Information about the Proposed Transaction and Where to Find It

        In connection with the proposed merger of CCIT with and into a subsidiary of SIR, on November 25, 2014, SIR filed with the Securities and Exchange Commission, or the SEC, Amendment No. 1 to SIR's Registration Statement on Form S-4 containing a preliminary Joint Proxy Statement/Prospectus. This Registration Statement on Form S-4 has not yet been declared effective by the SEC. After the Registration Statement on Form S-4 has been declared effective by the SEC, a definitive Joint Proxy Statement/Prospectus will be mailed to SIR's shareholders and CCIT's stockholders. INVESTORS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED TRANSACTIONS.

        Investors will be able to obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC at the SEC's website at www.sec.gov. In addition, investors may obtain free copies of SIR's filings with the SEC from SIR's website at www.sirreit.com and free copies of CCIT's filings with the SEC from CCIT's website at www.colecapital.com.

No Offer or Solicitation

        This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction in connection with the proposed merger of CCIT with and into a subsidiary of SIR, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

        SIR, our Trustees and certain of our executive officers, CCIT, its directors and certain of its executive officers and Reit Management & Research LLC, SIR's manager, and Cole Corporate Income Advisors, LLC, CCIT's advisor, and certain of their respective directors, officers and employees may be deemed participants in the solicitation of proxies from SIR's shareholders in respect of the approval of the issuance of SIR's common shares in the Merger and from CCIT's stockholders in respect of the approval of the Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of SIR's shareholders and CCIT's stockholders in connection with the Merger is set forth in the preliminary Joint Proxy Statement/Prospectus, and will be set forth in the definitive Joint Proxy Statement/Prospectus, filed with the SEC. You can find information about SIR's Trustees and executive officers in our Proxy Statement on Schedule 14A, dated April 7, 2014, which is filed with the SEC. You can find information about CCIT's directors and executive officers in its Proxy Statement on Schedule 14A, dated April 8, 2014, which is filed with the SEC. These documents are available free of charge on the SEC's website (www.sec.gov) and from SIR or CCIT, as applicable, using the web addresses referenced above.

 WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS CURRENT REPORT ON FORM 8-K CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", ESTIMATE", OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED ON UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FOR EXAMPLE:

  •
  THIS CURRENT REPORT ON FORM 8-K DESCRIBES A TRANSACTION BY WHICH SIR WILL ACQUIRE CCIT. THE CLOSING OF THIS TRANSACTION IS SUBJECT TO CERTAIN CONDITIONS AND CONTINGENCIES INCLUDING APPROVAL BY OUR SHAREHOLDERS AND CCIT'S STOCKHOLDERS. WE CAN PROVIDE NO ASSURANCE THAT THESE CONDITIONS AND CONTINGENCIES WILL BE SATISFIED. ACCORDINGLY, WE CAN PROVIDE NO ASSURANCE THAT THIS TRANSACTION WILL BE COMPLETED, THAT IT WILL NOT BE DELAYED OR THAT ITS TERMS WILL NOT CHANGE.

  •
  THIS CURRENT REPORT ON FORM 8-K DESCRIBES A TRANSACTION BY WHICH SIR MERGER SUB WILL SELL CERTAIN PROPERTIES ACQUIRED IN THE MERGER TO SNH. THE HEALTHCARE PROPERTIES SALE IS SUBJECT TO CERTAIN CONDITIONS AND CONTINGENCIES, INCLUDING THE COMPLETION OF THE MERGER. ACCORDINGLY, WE CAN PROVIDE NO ASSURANCE THAT THE HEALTHCARE PROPERTIES SALE WILL BE COMPLETED, THAT IT WILL NOT BE DELAYED OR THAT ITS TERMS WILL NOT CHANGE.

        THE INFORMATION CONTAINED IN SIR'S AND CCIT'S FILINGS WITH THE SEC, INCLUDING UNDER "RISK FACTORS" IN SIR'S AND CCIT'S PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN SIR'S FORWARD LOOKING STATEMENTS. SIR'S AND CCIT'S FILINGS WITH THE SEC ARE AVAILABLE ON ITS WEBSITE AT WWW.SEC.GOV.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

        EXCEPT AS REQUIRED BY LAW, SIR DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Item 9.01    Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

(b)   Pro Forma Financial Information.

Unaudited Pro Forma Condensed Consolidated Financial Statements of Select Income REIT
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-56
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2014	F-57
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2013	F-58
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Nine Months Ended September 30, 2014	F-59
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-60

(d)   Exhibits

8.1	Opinion of Sullivan & Worcester LLP as to tax matters (filed herewith).
23.1	Consent of Deloitte & Touche, LLP, independent registered public accounting firm for Cole Corporate Income Trust, Inc. (filed herewith).
23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 8.1).

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT INCOME REIT
By:	/s/ JOHN C. POPEO
	Name:	John C. Popeo
	Title:	Treasurer and Chief Financial Officer

Date: November 26, 2014

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cole Corporate Income Trust, Inc.
Phoenix, Arizona

        We have audited the accompanying consolidated balance sheets of Cole Corporate Income Trust, Inc. and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cole Corporate Income Trust, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 27, 2014

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Investment in real estate assets:
Land	$266,088	$34,404
Buildings and improvements, less accumulated depreciation of $25,289 and $2,173, respectively	1,815,652	226,067
Intangible lease assets, less accumulated amortization of $10,935 and $1,008, respectively	264,485	33,615

Total investment in real estate assets, net	2,346,225	294,086
Cash and cash equivalents	64,073	12,188
Restricted cash	4,853	357
Rents and tenant receivables	14,388	829
Derivative assets, property escrow deposits, prepaid expenses and other assets	4,654	1,734
Deferred financing costs, less accumulated amortization of $1,841 and $148, respectively	11,484	2,098

Total assets	$2,445,677	$311,292

LIABILITIES AND STOCKHOLDERS' EQUITY
Credit facility and notes payable	$752,616	$162,453
Accounts payable and accrued expenses	12,921	3,025
Escrowed investor proceeds	—	48
Due to affiliates	2,321	108
Acquired below market lease intangibles, less accumulated amortization of $1,943 and $278, respectively	34,435	4,199
Distributions payable	10,650	864
Deferred rental income and other liabilities	10,877	1,211

Total liabilities	823,820	171,908

Commitments and contingencies
Redeemable common stock and noncontrolling interests	33,272	2,105

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 490,000,000 shares authorized, 192,919,054 and 16,842,189 shares issued and outstanding, respectively	1,929	168
Capital in excess of par value	1,696,395	148,576
Accumulated distributions in excess of earnings	(111,977)	(11,465)
Accumulated other comprehensive income	2,238	—

Total stockholders' equity	1,588,585	137,279

Total liabilities and stockholders' equity	$2,445,677	$311,292

The accompanying notes are an integral part of these consolidated financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Rental and other property income	$75,031	$5,792	$1,480
Tenant reimbursement income	12,028	1,680	363

Total revenue	87,059	7,472	1,843

Expenses:
General and administrative expenses	5,743	965	472
Property operating expenses	14,947	1,738	368
Advisory fees and expenses	8,058	—	—
Acquisition related expenses	54,074	6,196	719
Depreciation	23,116	1,730	443
Amortization	9,537	801	200

Total operating expenses	115,475	11,430	2,202

Operating loss	(28,416)	(3,958)	(359)

Other income (expense):
Interest and other income	540	51	7
Interest expense	(13,028)	(1,394)	(791)

Total other expense	(12,488)	(1,343)	(784)

Net loss	(40,904)	(5,301)	(1,143)

Net loss attributable to redeemable noncontrolling interest	(17)	—	—

Net loss attributable to the Company	$(40,887)	$(5,301)	$(1,143)

Weighted average number of common shares outstanding:
Basic and diluted	91,538,173	7,260,959	450,165

Net loss per common share:
Basic and diluted	$(0.45)	$(0.73)	$(2.54)

The accompanying notes are an integral part of these consolidated financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2013	2012	2011
Net loss	$(40,904)	$(5,301)	$(1,143)
Net loss attributable to redeemable noncontrolling interest	(17)	—	—

Net loss attributable to the Company	(40,887)	(5,301)	(1,143)
Other comprehensive income:
Unrealized gain on interest rate swaps	2,238	—	—

Total other comprehensive income	2,238	—	—

Total comprehensive loss attributable to the Company	$(38,649)	$(5,301)	$(1,143)

The accompanying notes are an integral part of these consolidated financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands, except share amounts)

	Common Stock
				Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income
	Number of Shares	Par Value	Capital in Excess of Par Value			Total Stockholders' Equity
Balance, January 1, 2011	20,000	$—	$200	$—	$—	$200
Issuance of common stock	1,363,441	14	13,481	—	—	13,495
Distributions to investors	—	—	—	(287)	—	(287)
Commissions on stock sales and related dealer manager fees	—	—	(1,082)	—	—	(1,082)
Other offering costs	—	—	(204)	—	—	(204)
Changes in redeemable common stock	—	—	(132)	—	—	(132)
Net loss	—	—	—	(1,143)	—	(1,143)

Balance, December 31, 2011	1,383,441	14	12,263	(1,430)	—	10,847
Issuance of common stock	15,459,498	154	154,118	—	—	154,272
Distributions to investors	—	—	—	(4,734)	—	(4,734)
Commissions on stock sales and related dealer manager fees	—	—	(13,508)	—	—	(13,508)
Other offering costs	—	—	(2,317)	—	—	(2,317)
Redemptions of common stock	(750)	—	(7)	—	—	(7)
Changes in redeemable common stock	—	—	(1,973)	—	—	(1,973)
Net loss	—	—	—	(5,301)	—	(5,301)

Balance, December 31, 2012	16,842,189	168	148,576	(11,465)	—	137,279
Issuance of common stock	176,213,120	1,762	1,754,018	—	—	1,755,780
Distributions to investors	—	—	—	(59,625)	—	(59,625)
Commissions on stock sales and related dealer manager fees	—	—	(151,021)	—	—	(151,021)
Other offering costs	—	—	(26,253)	—	—	(26,253)
Redemptions of common stock	(136,255)	(1)	(1,335)	—	—	(1,336)
Changes in redeemable common stock	—	—	(27,590)	—	—	(27,590)
Comprehensive (loss) income attributable to the Company	—	—	—	(40,887)	2,238	(38,649)

Balance, December 31, 2013	192,919,054	$1,929	$1,696,395	$(111,977)	$2,238	$1,588,585

The accompanying notes are an integral part of these consolidated financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net loss	$(40,904)	$(5,301)	$(1,143)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	23,116	1,730	443
Amortization of intangible lease assets and below market lease intangibles, net	8,261	624	106
Amortization of deferred financing costs	1,693	124	78
Changes in assets and liabilities:
Rents and tenant receivables	(13,559)	(829)	—
Derivative assets, property escrow deposits, prepaid expenses and other assets	943	(1,585)	(149)
Accounts payable and accrued expenses	9,643	2,036	809
Deferred rental income and other liabilities	9,666	907	304
Due from affiliates	—	15	(15)
Due to affiliates	2,213	108	—

Net cash provided by (used in) operating activities	1,072	(2,171)	433

Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(2,041,154)	(260,764)	(31,847)
Payment of property escrow deposits	(42,279)	—	—
Refund of property escrow deposits	40,654	—	—
Change in restricted cash	(4,496)	1,026	(1,383)

Net cash used in investing activities	(2,047,275)	(259,738)	(33,230)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,726,854	152,292	13,364
Offering costs on issuance of common stock	(177,274)	(15,825)	(1,286)
Redemptions of common stock	(1,336)	(7)	—
Proceeds from credit facility and notes payable	1,214,343	144,453	23,000
Repayment of credit facility and notes payable	(636,053)	—	(5,000)
Proceeds from note payable to affiliates	—	—	9,000
Repayment of note payable to affiliates	—	(4,696)	(4,304)
Distributions to investors	(20,913)	(1,962)	(83)
Escrowed investor proceeds	(48)	(17)	65
Deferred financing costs paid	(11,079)	(2,022)	(278)
Payment of loan deposit	(1,688)	(88)	(150)
Refund of loan deposit	1,688	88	150
Contributions from redeemable noncontrolling interest	3,594	—	—

Net cash provided by financing activities	2,098,088	272,216	34,478

Net increase in cash and cash equivalents	51,885	10,307	1,681
Cash and cash equivalents, beginning of year	12,188	1,881	200
Cash and cash equivalents, end of year	$64,073	$12,188	$1,881

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$10,650	$864	$72
Fair value of mortgage notes assumed in real estate acquisitions at date of assumption	$11,873	$—	$—
Accrued capital expenditures	$253	$180	$1,030
Common stock issued through distribution reinvestment plan	$28,926	$1,980	$132
Net unrealized gain on interest rate swap	$2,238	$—	$—
Supplemental Cash Flow Disclosures:
Interest paid	$9,075	$990	$634

The accompanying notes are an integral part of these consolidated financial statements.

 COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS

        Cole Corporate Income Trust, Inc. (the "Company") is a Maryland corporation that was formed on April 6, 2010, which has elected to be taxed, and currently qualifies, as a real estate investment trust ("REIT") for federal income tax purposes. The Company is the sole general partner of, and owns, directly or indirectly a 99.99% interest in, Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership ("CCI OP"). The Company is externally managed by Cole Corporate Income Advisors, LLC ("CCI Advisors"), which was, prior to the ARCP Merger (as defined below), indirectly owned by Cole Real Estate Investments, Inc. ("Cole", formerly known as Cole Credit Property Trust III, Inc.) as a result of Cole acquiring Cole Holdings Corporation ("CHC") on April 5, 2013 pursuant to a transaction whereby CHC merged with and into CREInvestments, LLC ("CREI"), a wholly-owned subsidiary of Cole. CCI Advisors is the sole limited partner and owner of an insignificant noncontrolling partnership interest of less than 0.01% of CCI OP. On February 7, 2014, American Realty Capital Properties, Inc. ("ARCP") acquired Cole pursuant to a transaction whereby Cole merged with and into Clark Acquisition, LLC, a wholly owned subsidiary of ARCP ("Merger Sub"), with Merger Sub surviving as a wholly owned subsidiary of ARCP (the "ARCP Merger"). ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single-tenant freestanding commercial properties subject to net leases with high credit quality tenants. As a result of the ARCP Merger, ARCP indirectly owns and/or controls the Company's external advisor, CCI Advisors, the Company's dealer manager, Cole Capital Corporation ("CCC"), the Company's property manager, CREI Advisors, LLC ("CREI Advisors"), and the Company's sponsor, Cole Capital™, as discussed in Note 16.

        The Company ceased offering shares of common stock in its $2.975 billion initial public offering (the "Offering") on November 21, 2013. At the completion of the Offering, a total of approximately 192.4 million shares of common stock had been issued, including approximately 189.8 million shares issued in the primary portion of the Offering and approximately 2.6 million shares issued pursuant to a distribution reinvestment plan (the "DRIP").

        In addition, the Company registered 10.0 million shares of common stock under the DRIP pursuant to a registration statement filed on Form S-3 (the "DRIP Offering" and collectively with the Offering, the "Offerings"), which was filed with the Securities and Exchange Commission (the "SEC") on September 26, 2013 and automatically became effective with the SEC upon filing. The Company will continue to issue shares of common stock under the DRIP Offering.

        As of December 31, 2013, the Company had issued approximately 193.0 million shares of its common stock in the Offerings for gross proceeds of $1.9 billion, before share redemptions of $1.3 million and offering costs, selling commissions and dealer manager fees of $194.4 million.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The summary of significant accounting policies presented below is designed to assist in understanding the Company's consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America ("GAAP"), in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and a consolidated joint venture arrangement in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation.

        The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity's expected losses or receive portions of the entity's expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity ("VIE"). A VIE is broadly defined as an entity where either (1) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity's economic performance or (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE's operations.

        A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity's economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company's ability to direct the activities that most significantly impact the entity's economic performance, its form of ownership interest, its representation on the entity's governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and to replace the manager of and/or liquidate the entity. As of December 31, 2013 and 2012, the Company did not have any interests in a VIE.

        The Company continually evaluates the need to consolidate its joint venture arrangement based on standards set forth in GAAP. In determining whether the Company has a controlling interest in a joint venture arrangement and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, power to make decisions and contractual and substantive participating rights of the partners/members as well as whether the entity is a VIE for which the Company may be the primary beneficiary. As of December 31, 2013, the Company determined it had a controlling interest in its joint venture arrangement (the "Consolidated Joint Venture") and therefore met the GAAP requirements for consolidation. As of December 31, 2013, the Consolidated Joint Venture held real estate assets with an aggregate book value of $73.2 million. There were no joint venture arrangements as of December 31, 2012.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in and Valuation of Real Estate Assets

        Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition, excluding acquisition related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate assets and leasing costs. All repairs and maintenance are expensed as incurred.

        The Company is required to make subjective assessments as to the useful lives of its depreciable assets. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company's real estate assets by class are generally as follows:

Buildings	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

        The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property's major tenant, such as a history of late payments, rental concessions and other factors, a significant decrease in a property's revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. No impairment indicators were identified and no impairment losses were recorded during the years ended December 31, 2013, 2012, or 2011.

        When developing estimates of expected future cash flows, the Company makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating expected future cash flows could result in a different determination of the property's expected future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate assets.

        When a real estate asset is identified by the Company as held for sale, the Company will cease depreciation and amortization of the assets related to the property and estimate the fair value, net of selling costs. If, in management's opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of December 31, 2013, 2012 or 2011.

Allocation of Purchase Price of Real Estate Assets

        Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition related expenses are expensed as incurred. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company's management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company's management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management's allocation decisions other than providing this market information.

        The fair values of above market and below market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease intangibles are capitalized as intangible lease assets or liabilities, respectively. Above market leases are amortized as a reduction to rental income over the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, the Company's relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease intangibles relating to that lease would be recorded as an adjustment to rental income.

        The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management's consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

        The Company has acquired, and may continue to acquire, certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events (the "Escrow Receivables"). The outcome may result in the release of all or a portion of the escrow funds to the Company or the seller or a combination thereof. Contingent consideration arrangements are based on a predetermined formula and have set time periods regarding the obligation to make future payments, including funds released to the seller from escrow accounts, or the right to receive escrowed funds as set forth in the respective purchase and sale agreement. Contingent consideration arrangements, including amounts funded through an escrow account, are recorded upon acquisition of the respective property at their estimated fair value, and any changes to the estimated fair value, subsequent to acquisition, are reflected in the accompanying consolidated statements of operations. The determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management. The respective amounts recorded are carried at fair value, with any changes in fair value included in net income.

        The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and any difference between such estimated fair value and the mortgage note's outstanding principal balance is amortized to interest expense over the term of the respective mortgage note payable.

        The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company's purchase price, which could impact the Company's results of operations.

Noncontrolling Interest-Redeemable Interest in Consolidated Joint Venture

        On December 19, 2013, the Company completed the formation of the Consolidated Joint Venture. Pursuant to the joint venture agreement, the joint venture partner has a right to exercise an option after two years whereby the Company will be required to purchase the ownership interest of the joint venture partner at a fair market value. The Company determined it had a controlling interest in the Consolidated Joint Venture and therefore met the GAAP requirements for consolidation. The Company initially recorded the noncontrolling interest at its acquisition-date fair value as temporary equity, due to the redemption option existing outside the control of the Company.

Cash and Cash Equivalents

        The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents. The Company considers investments in highly liquid money market accounts to be cash equivalents.

Restricted Cash

        Restricted cash included $4.9 million and $309,000 held in a lender cash management account as of December 31, 2013 and 2012, respectively. As part of a certain debt agreement, rent from certain of the Company's tenants is deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess funds are disbursed to the Company. In addition, the Company had escrowed investor proceeds for which shares of common stock had not been issued of $48,000 in restricted cash as of December 31, 2012. There were no escrowed investor proceeds included in restricted cash as of December 31, 2013.

Rents and Tenant Receivables

        Rents and tenant receivables primarily include amounts to be collected in future periods related to the recognition of rental income on a straight-line basis over the lease term and cost recoveries due from tenants. The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy, if any, are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company records allowances for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables. The Company's reported net income is directly affected by management's estimate of the collectability of accounts receivable. As of December 31, 2013 and 2012, no balances were deemed uncollectible and no allowances were recorded.

Prepaid Expenses

        Prepaid expenses include expenses paid as of the balance sheet date that relate to future periods and will be expensed or reclassified to another account during the period to which the costs relate. Any amounts with no future economic benefit are charged to earnings when identified.

Deferred Financing Costs

        Deferred financing costs are capitalized and amortized on a straight-line basis over the term of the related financing agreement, which approximates the effective interest method. If a note payable is prepaid, any unamortized deferred financing costs related to the note payable would be expensed.

Amortization of deferred financing costs, including any write-offs, for the years ended December 31, 2013, 2012 and 2011 was $1.7 million, $124,000 and $78,000, respectively, and was recorded in interest expense in the consolidated statements of operations.

Concentration of Credit Risk

        As of December 31, 2013, the Company had cash on deposit, including restricted cash, at seven financial institutions in which the Company had deposits in excess of federally insured levels, totaling $67.2 million; however, the Company has not experienced any losses in such accounts. The Company limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

        No single-tenant accounted for greater than 10% of the Company's 2013 gross annualized rental revenues. The Company had certain geographic concentrations in its property holdings. As of December 31, 2013, the Company had properties located in two states with respective gross annualized rental revenues greater than 10% of the Company's 2013 total gross annualized rental revenues: Texas (24%) and New Jersey (11%). In addition, the Company had tenants in four industries with respective gross annualized rental revenues greater than 10% of the Company's 2013 total gross annualized rental revenues: manufacturing (15%), healthcare (15%), mining and natural resources (14%) and technology (11%).

Revenue Recognition

        Certain properties have leases where minimum rental payments increase during the term of the lease. The Company records rental income for the full term of each lease on a straight-line basis. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Expected reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursement income in the period when such costs are incurred.

Income Taxes

        The Company elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company generally is not subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it, among other things, distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company maintains its qualification for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Offering and Related Costs

        CCI Advisors funded all of the organization and offering costs on the Company's behalf (excluding selling commissions and the dealer manager fees) and was reimbursed for such costs up to 1.5% of the gross offering proceeds. As of December 31, 2013 and 2012, CCI Advisors had paid organization and offering costs in excess of the 1.5% in connection with the Offering. These excess costs were not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 1.5% of gross proceeds from the Offering. When recorded by the Company, organization costs are expensed as incurred and offering costs, which include items such as legal and accounting fees, marketing and personnel, promotional and printing costs are recorded as a reduction of capital in excess of par value, along with selling commissions and dealer manager fees in the period in which they become payable.

Interest

        Interest is charged to interest expense as it accrues. No interest costs were capitalized during the years ended December 31, 2013, 2012 or 2011.

Due to Affiliates

        Certain affiliates of CCI Advisors received fees, reimbursements and compensation in connection with services provided relating to the Offering and the acquisition, management, financing and leasing of the properties of the Company.

Derivative Instruments and Hedging Activities

        The Company accounts for its derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the effective portion of the derivative instrument that is designated as a hedge is recorded as other comprehensive income (loss). The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.

Distributions Payable and Distribution Policy

        In order to maintain its status as a REIT, the Company is required to, among other things, make distributions each taxable year equal to at least 90% of its taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). To the extent funds are available, the Company intends to pay regular distributions to stockholders. Distributions are paid to stockholders of record as of the applicable record dates.

        The Company's board of directors authorized a daily distribution, based on 365 days, of $0.001780821 per share (which equates to approximately 6.50% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period commencing on January 1, 2013 and ending on December 31, 2013. As of December 31, 2013, the Company had distributions payable of $10.7 million. The distributions were paid in January 2014, of which $6.4 million were reinvested in shares through the DRIP Offering.

Earnings (Loss) Per Share

        Earnings (loss) per share are calculated based on the weighted average number of common shares outstanding during each period presented. Diluted income (loss) per share considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the years ended December 31, 2013, 2012 or 2011.

Redeemable Common Stock

        Under the Company's share redemption program, the Company's requirement to redeem shares of its outstanding common stock is limited, among other things, to the net proceeds received by the Company from the sale of shares under the DRIP, net of shares redeemed to date. The Company records amounts that are redeemable under the share redemption program as redeemable common stock outside of permanent equity in its consolidated balance sheets. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.

Reportable Segments

        The Company's operating segment consists of commercial properties, which include activities related to investing in real estate such as corporate office and industrial and other real estate related assets. The commercial properties are geographically diversified throughout the United States and have similar economic characteristics. The Company evaluates operating performance on an overall portfolio level; therefore, the Company's properties are one reportable segment.

Recent Accounting Pronouncements

        In February 2013, the U.S. Financial Accounting Standards Board issued Accounting Standards Update, 2013-02 Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"), which amended the reporting requirements for comprehensive income pertaining to the reclassification of items out of accumulated other comprehensive income. ASU 2013-02 was effective for the Company beginning January 1, 2013, and the Company has presented the required information within the consolidated statements of comprehensive income (loss) and notes to the financial statements.

NOTE 3 — FAIR VALUE MEASUREMENTS

        GAAP defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

        Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

        Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

        Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company's assumptions about the pricing of an asset or liability.

        The following describes the methods the Company uses to estimate the fair value of the Company's financial assets and liabilities:

        Cash and cash equivalents and restricted cash — The Company considers the carrying values of these financial assets to approximate fair value because of the short period of time between their origination and their expected realization.

        Credit facility and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. The estimated fair value of the Company's debt was $741.4 million as of December 31, 2013, compared to the carrying value of $752.6 million. The estimated fair value of the Company's debt was $162.5 million as of December 31, 2012, which approximated the carrying value on such date. The fair value of the Company's debt is estimated using Level 2 inputs.

        Derivative instruments — The Company's derivative instruments represent interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. The Company includes the impact of credit valuation adjustments on derivative instruments measured at fair value.

        Contingent consideration arrangements — The contingent consideration arrangements are carried at fair value and are valued using Level 3 inputs. The fair value of the Escrow Receivables is determined based on the probability of several possible outcomes, which are contingent on the future outcome of various property tax appeals related to certain property acquisitions. During the year ended December 31, 2013, the Company recorded additional income of $300,000 and expense of $537,000 as a result of the settlement of the contingent considerations, for a net settlement amount of $1.4 million. As a result, the Company had no contingent consideration arrangements as of December 31, 2013. As of December 31, 2012, the estimated fair value of these arrangements was $1.6 million and was included in the accompanying consolidated balance sheets in derivative asset, property escrow deposits, prepaid expenses and other assets as the Company expected such amounts to be refunded.

        Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial assets and liabilities. As of December 31, 2013 and 2012, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

        In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company's financial liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2013 and 2012 (in thousands):

	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Interest rate swap	$2,238	$—	$2,238	$—

Total assets	$2,238	$—	$2,238	$—

	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Contingent consideration	$(1,600)	$—	$—	$(1,600)

Total assets	$(1,600)	$—	$—	$(1,600)

NOTE 4 — REAL ESTATE ACQUISITIONS

2013 Property Acquisitions

        During the year ended December 31, 2013, the Company acquired 64 commercial properties, including a property held in the Consolidated Joint Venture, for an aggregate purchase price of $2.1 billion (the "2013 Acquisitions"). The Company purchased the 2013 Acquisitions with net proceeds from the Offerings and available borrowings. The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2013
Land	$231,684
Building and improvements	1,611,450
Acquired in-place leases	238,459
Acquired above market leases	2,338
Acquired below market leases	(31,901)
Fair value adjustment of assumed notes payable	127

Total purchase price	$2,052,157

        The Company recorded revenue of $58.5 million and a net loss of $35.8 million for the year ended December 31, 2013 related to the 2013 Acquisitions. In addition, the Company recorded $54.1 million of acquisition related expenses for the year ended December 31, 2013.

        The following table summarizes selected financial information of the Company as if the 2013 Acquisitions were completed on January 1, 2012 for each period presented below. The table below presents the Company's estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2013	2012
Pro forma basis (unaudited):
Revenue	$198,535	$177,398
Net income	$60,761	$7,982

        The unaudited pro forma information for the years ended December 31, 2013 and 2012 was adjusted to exclude acquisition related expenses recorded during such periods in connection with the 2013 Acquisitions. The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2012, nor does it purport to represent the results of future operations.

2012 Property Acquisitions

        During the year ended December 31, 2012, the Company acquired 12 commercial properties for an aggregate purchase price of $259.9 million (the "2012 Acquisitions"). The Company purchased the 2012 Acquisitions with proceeds from the Offering. The Company allocated the purchase price of these properties to the fair value of assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2012
Land	$30,448
Building and improvements	201,117
Acquired in-place leases	30,470
Acquired above market leases	711
Acquired below market leases	(2,865)

Total purchase price	$259,881

        The Company recorded revenue of $3.5 million and a net loss of $4.7 million for the year ended December 31, 2012, related to the 2012 Acquisitions. In addition, the Company recorded $6.2 million of acquisition related expenses for the year ended December 31, 2012.

        The following table summarizes selected financial information of the Company as if the 2012 Acquisitions were completed on January 1, 2011 for each period presented below. The table below presents the Company's estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2012	2011
Pro forma basis (unaudited):
Revenue	$25,574	$23,665
Net income	$10,830	$4,208

        The unaudited pro forma information for the years ended December 31, 2012 and 2011 was adjusted to exclude acquisition related expenses recorded during such periods in connection with the 2012 Acquisitions. The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2011, nor does it purport to represent the results of future operations.

NOTE 5 — INTANGIBLE LEASE ASSETS

        The intangible lease assets consisted of the following (in thousands, except weighted average life remaining amounts):

	As of December 31,
	2013	2012
In-place leases, net of accumulated amortization of $10,538 and $1,001, respectively (with a weighted average life remaining of 6.8 and 10.8 years, respectively)	$261,833	$32,911
Acquired above market leases, net of accumulated amortization of $397 and $7, respectively (with a weighted average life remaining of 8.7 and 4.3 years, respectively)	$2,652	$704

	$264,485	$33,615

        Amortization expense related to the in-place lease assets for the years ended December 31, 2013, 2012 and 2011, was $9.5 million, $801,000 and $200,000, respectively. Amortization expense related to the acquired above market lease assets for the years ended December 31, 2013 and 2012 was $390,000 and $7,000, respectively, and was recorded as a reduction to rental and other property income in the consolidated statements of operations. No amortization expense was incurred or recorded related to acquired above market lease assets for the year ended December 31, 2011.

        Estimated amortization expense related to the intangible lease assets as of December 31, 2013 for each of the five succeeding fiscal years is as follows (in thousands):

	Amortization
Year Ending December 31,	In-Place Leases	Above Market Leases
2014	$22,416	$392
2015	$22,416	$392
2016	$22,380	$347
2017	$22,326	$292
2018	$22,247	$222

NOTE 6 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risks. The following table summarizes the terms of the Company's executed swap agreements designated as hedging instruments as of December 31, 2013 (in thousands). The Company did not have any executed swap agreements as of December 31, 2012.

Fair Value of Asset
Outstanding Notional Amount as of December 31, 2013
	Balance Sheet Location		Interest Rate (1)	Effective Date	Maturity Date	December 31, 2013	December 31, 2012
Interest	Derivative assets, property
Rate	escrow deposits, prepaid		3.03% to	7/24/2013 to	8/3/2020 to
Swaps	expenses and other assets	$341,000	4.16%	10/31/2013	10/25/2018	$2,238	$—

(1)
The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread.

        Additional disclosures related to the fair value of the Company's derivative instruments are included in Note 3 to these consolidated financial statements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company's involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

        Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges, to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the effective portion of the derivative instruments that are designated as hedges are recorded in other comprehensive income (loss). Any ineffective portion of the change in fair value of the derivative instruments is recorded in interest expense.

        The following table summarizes the unrealized gain on the Company's derivative instruments and hedging activities for the year ended December 31, 2013 (in thousands). The Company did not own any derivative instruments for the years ended December 31, 2012 or 2011.

	Amount of Gain Recognized in Other Comprehensive Loss
	Year Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2013	2012	2011
Interest Rate Swaps (1)	$2,238	$—	$—

(1)
There were no portions of the change in the fair value of the interest rate swap agreements that were considered ineffective during the year ended December 31, 2013. No previously effective portions of the gains that were recorded in accumulated other comprehensive income (loss) during the term of the hedging relationship was reclassified into earnings during the year ended December 31, 2013.

        The Company has agreements with each of its derivative counterparties that contain provisions whereby if the Company defaults on certain of its unsecured indebtedness, then the Company could also be declared in default on its derivative obligations resulting in an acceleration of payment. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the respective credit quality of the Company and the counterparty. During the year ended December 31, 2013, there were no termination events or events of default related to the interest rate swaps.

NOTE 7 — CREDIT FACILITY AND NOTES PAYABLE

        As of December 31, 2013, the Company and the Consolidated Joint Venture had $752.6 million of debt outstanding with a weighted average interest rate of 3.0% and a weighted average remaining term of 5.5 years as of December 31, 2013.

        The following table summarizes the debt balances as of December 31, 2013 and 2012, and the debt activity for the year ended December 31, 2013 (in thousands):

		During the Year Ended December 31, 2013
	Balance as of December 31, 2012	Debt Issuance and Assumptions	Repayments	Other (1)	Balance as of December 31, 2013
Fixed rate debt	$22,400	$235,110	$—	$(127)	$257,383
Variable rate debt	—	40,233	—	—	40,233
Credit facility	140,053	951,000	(636,053)	—	455,000

Total	$162,453	$1,226,343	$(636,053)	$(127)	$752,616

(1)
Represents fair value adjustment of an assumed mortgage note payable, net of amortization.

        As of December 31, 2013, the fixed rate debt included $41.0 million of variable rate debt subject to an interest rate swap agreement, which had the effect of fixing the variable interest rate per annum through the maturity date of the variable rate debt. In addition, the fixed rate debt included a mortgage note assumed with a face amount of $12.0 million and a fair value of $11.9 million at the date of assumption. The fixed rate debt has interest rates ranging from 3.55% to 4.85% per annum. The variable rate debt has a variable interest rate of LIBOR plus 140 basis points per annum. The debt outstanding matures on various dates from July 2016 through June 2023. The aggregate balance of gross real estate and related assets, net of gross intangible lease liabilities, securing the fixed and variable rate debt outstanding was $555.4 million. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed. Certain notes payable contain covenants, representations, warranties and borrowing conditions for similar credit arrangements. These notes also include usual and customary events of default and remedies for agreements of this nature. Based on the Company's analysis and review of its results of operations and financial condition, the Company believes it was in compliance with the covenants of such notes payable as of December 31, 2013.

        During the year ended December 31, 2013, the Company entered into an unsecured revolving credit facility (the "Credit Facility") with Bank of America as administrative agent pursuant to a credit agreement (the "Credit Agreement"). The Credit Facility allows the Company to borrow up to $900.0 million, including a $300.0 million term loan (the "Term Loan") and $600.0 million in revolving loans (the "Revolving Loans"). As of December 31, 2013, the Company had $445.0 million available under the Credit Facility based on the underlying collateral pool of $900.0 million. Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $1.25 billion. The Term Loan matures on October 25, 2018 and the Revolving Loans mature on October 25, 2017. The maturity on the Revolving Loans may be extended to October 25, 2018 subject to satisfying certain conditions as outlined in the Credit Agreement. Depending upon the type of loan specified and overall leverage ratio, ranging from less than 45% to greater than 60%, the Revolving Loans bear interest at one-month, two-month, three-month or six-month LIBOR (the "Eurodollar Rate") plus an interest rate spread ranging from 1.60% to 2.40% (the "Spread) or a base rate, ranging from 0.60% to 1.40%, plus the greater of (a) Bank of America's Prime Rate; (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50%; or one-month Eurodollar Rate plus 1.00%. The Credit Agreement also includes an interest rate pricing structure should the Company obtain an investment grade rating. As of December 31, 2013, the weighted average interest rate in effect for the Revolving Loans was 1.76%. In connection with the Credit Agreement, the Company executed an interest rate swap agreement that effectively fixed the variable interest rate of the Term Loan at 3.03% based on the applicable margin at the current leverage ratio.

        The Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature and borrowing conditions. In particular, the Credit Agreement requires the Company to maintain a minimum consolidated net worth of at least $1.2 billion as of December 31, 2013, a leverage ratio greater than 65%, a fixed charge coverage ratio equal to or less than 1.50, an unsecured debt to unencumbered asset value ratio greater than 65%, an unsecured debt service coverage ratio equal to or less than 1.75, a secured debt ratio greater than 50%, and a maximum real estate recourse debt ratio of 15%. The Company believes it was in compliance with the covenants under the Credit Agreement as of December 31, 2013.

        Concurrently with entry into the Credit Agreement, the secured revolving credit facility, as amended (the "Secured Credit Facility"), was terminated and no amounts were outstanding under the Secured Credit Facility as of December 31, 2013.

Maturities

        The following table summarizes the scheduled aggregate principal repayments for the Company's outstanding debt for the five years and thereafter subsequent to December 31, 2013 (in thousands):

Year Ending December 31,	Principal Repayments (1)
2014	$30
2015	183
2016	58,460
2017	155,275
2018	300,516
Thereafter	238,279

Total	$752,743

(1)
Principal payment amounts reflect actual payments based on face amount of notes payable.

NOTE 8 — ACQUIRED BELOW MARKET LEASE INTANGIBLES

        The Company's acquired below market lease intangibles consisted of the following (in thousands, except weighted average life remaining amounts):

	As of December 31,
	2013	2012
Acquired below market leases, net of accumulated amortization of $1,943 and $278, respectively (with a weighted average life remaining of 11.7 and 11.1 years, respectively)	$34,435	$4,199

        Amortization of the intangible lease liabilities during the years ended December 31, 2013, 2012 and 2011 was $1.7 million, $184,000 and $94,000, respectively, and was recorded as an addition to rental and other property income in the consolidated statements of operations.

        Estimated amortization of the intangible lease liabilities as of December 31, 2013 for each of the five succeeding fiscal years is as follows (in thousands):

Years ending December 31,	Amortization of Acquired Below Market Leases
2014	$3,046
2015	$3,046
2016	$3,046
2017	$3,046
2018	$3,046

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Litigation

        In the ordinary course of business, the Company may become subject to litigation or claims. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Purchase Commitments

        As of December 31, 2013, the Company had entered into purchase agreements with unaffiliated third party sellers to acquire a 100% interest in three properties, subject to meeting certain criteria, for an aggregate purchase price of $88.8 million, exclusive of closing costs. As of December 31, 2013, the Company had $1.6 million of property escrow held by escrow agents in connection with these future property acquisitions, which will be forfeited if the transactions are not completed under certain circumstances. These deposits are included in the accompanying consolidated balance sheets in derivative assets, property escrow deposits, prepaid expenses and other assets. As of March 25, 2014, none of these escrow deposits had been forfeited.

Environmental Matters

        In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. In addition, the Company may acquire certain properties that are subject to environmental remediation. The Company carries environmental liability insurance on its properties that will provide limited coverage for remediation liability and pollution liability for third party bodily injury and property damage claims. The Company is not aware of any environmental matters which it believes are reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

NOTE 10 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

        The Company has incurred, and may continue to incur, commissions, fees and expenses payable to CCI Advisors and certain of its affiliates in connection with the Offerings, and the acquisition, management and disposition of its assets.

Offering

        In connection with the Offering, CCC, the Company's dealer manager, received a selling commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. CCC reallowed 100% of selling commissions earned to participating broker-dealers. In addition, CCC received up to 2% of gross offering proceeds before reallowance to participating broker-dealers, as a dealer manager fee in connection with the Offering. CCC, in its sole discretion, reallowed a portion of its dealer manager fee to such participating broker-dealers. No selling commissions or dealer manager fees are paid to CCC or other broker-dealers with respect to shares sold pursuant to the DRIP portion of the Offering or the DRIP Offering.

        All organization and offering expenses with respect to the Offering (excluding selling commissions and the dealer-manager fees) were paid for by CCI Advisors or its affiliates and were reimbursed by the Company up to 1.5% of aggregate gross offering proceeds. As of December 31, 2013, CCI Advisors had paid organization and offering costs in excess of the 1.5% in connection with the Offering. These costs were not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 1.5% of gross proceeds from the Offering.

        The Company recorded commissions, fees and expense reimbursements as shown in the table below for services provided by CCI Advisors or its affiliates related to the services described above during the periods indicated (in thousands):

	Year Ended December 31,
	2013	2012	2011
Offering:
Selling commissions	$116,438	$10,457	$837
Selling commissions reallowed by CCC	$116,438	$10,457	$837
Dealer manager fees	$34,583	$3,050	$245
Dealer manager fees reallowed by CCC	$19,827	$1,739	$119
Other organization and offering expenses	$26,239	$2,317	$204

        As of December 31, 2013 and 2012, no amounts had been incurred, but not yet paid, for offering stage services provided by CCI Advisors or its affiliates.

Acquisitions and Operations

        CCI Advisors or its affiliates receive acquisition fees of up to 2% of: (1) the contract purchase price of each property or asset the Company acquires; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (3) the purchase price of any loan the Company acquires; and (4) the principal amount of any loan the Company originates. Additionally, CCI Advisors or its affiliates are reimbursed for acquisition related expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction does not exceed 6% of the contract purchase price.

        The Company pays CCI Advisors a monthly advisory fee based upon the Company's monthly average invested assets, which is equal to the following amounts: (1) an annualized rate of 0.75% will be paid on the Company's average invested assets that are between $0 to $2 billion; (2) an annualized rate of 0.70% will be paid on the Company's average invested assets that are between $2 billion to

$4 billion; and (3) an annualized rate of 0.65% will be paid on the Company's average invested assets that are over $4 billion.

        The Company reimburses CCI Advisors for the expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse CCI Advisors for personnel costs in connection with services for which CCI Advisors receives acquisition fees or disposition fees. The Company recorded fees and expense reimbursements as shown in the table below for services provided by CCI Advisors and its affiliates related to the services described above during the periods indicated (in thousands):

	Year Ended December 31,
	2013	2012	2011
Acquisition and Operations:
Acquisition fees and expenses	$41,919	$5,241	$657
Advisory fees and expenses	$8,046	$—	$—
Operating expenses	$2,192	$—	$—

        As of December 31, 2013, $49.8 million of the amounts shown above had been paid to CCI Advisors and its affiliates and $2.3 million had been incurred, but not yet paid, for services provided by CCI Advisors or its affiliates in connection with the acquisition and operations stage and is a liability to the Company. During the years ended December 31, 2012 and 2011, CCI Advisors agreed to waive its rights to advisory fees and expense reimbursements; therefore, the Company did not incur any such fees or expense reimbursements during these years.

Liquidation/Listing

        If CCI Advisors, or its affiliates, provide a substantial amount of services (as determined by a majority of the Company's independent directors) in connection with the sale of properties, the Company will pay CCI Advisors or its affiliates a disposition fee in an amount equal to up to one-half of the brokerage commission paid on the sale of the property, not to exceed 1% of the contract price of each property sold; provided, however, in no event may the disposition fee paid to CCI Advisors or its affiliates, when added to the real estate commissions paid to unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6% of the contract sales price.

        If the Company is sold or its assets are liquidated, CCI Advisors will be entitled to receive a subordinated performance fee equal to 15% of the net sale proceeds remaining after investors have received a return of their net capital invested and an 8% annual cumulative, non-compounded return. Alternatively, if the Company's shares are listed on a national securities exchange, CCI Advisors will be entitled to a subordinated performance fee equal to 15% of the amount by which the market value of the Company's outstanding stock plus all distributions paid by the Company prior to listing, exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate an 8% annual cumulative, non-compounded return to investors. As an additional alternative, upon termination of the advisory agreement, CCI Advisors may be entitled to a subordinated performance fee similar to that to which CCI Advisors would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

        During each of the years ended December 31, 2013 and 2012, no commissions or fees were incurred for any such services provided by CCI Advisors and its affiliates in connection with the liquidation/listing stage.

Due to Affiliates

        As of December 31, 2013 and 2012, $2.3 million and $108,000, respectively, had been incurred primarily for offering, advisory, operating and acquisition related expenses by CCI Advisors or its affiliates, but had not yet been reimbursed by the Company and were included in due to affiliates in the consolidated balance sheets.

NOTE 11 — ECONOMIC DEPENDENCY

        Under various agreements, the Company has engaged or will engage CCI Advisors and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company's common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon CCI Advisors and its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 12 — STOCKHOLDERS' EQUITY

        As of December 31, 2013, the Company registered 10.0 million shares of common stock pursuant to the DRIP Offering. All shares of such stock have a par value of $0.01 per share. The par value of investor proceeds raised from the DRIP Offering is classified as common stock, with the remainder allocated to capital in excess of par value.

        As of December 31, 2013 and 2012, the Company was authorized to issue 490.0 million shares of common stock and 10.0 million shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On April 6, 2010, the Company sold 20,000 shares of common stock, at $10.00 per share, to CHC. On April 5, 2013, the ownership of such shares was transferred to CREI. On February 7, 2014, the ownership of such shares was transferred to ARC Properties Operating Partnership, L.P. ("ARCP OP"). Pursuant to the Company's charter, ARCP OP is prohibited from selling the 20,000 shares of the common stock that represents the initial investment in the Company for so long as Cole Capital remains the Company's sponsor; provided, however, that ARCP OP may transfer ownership of all or a portion of these 20,000 shares of the Company's common stock to other affiliates of the Company's sponsor. See Note 16 for a further explanation of the ARCP Merger. The Company ceased offering shares of its common stock in the Offering on November 21, 2013 and registered 10.0 million shares of common stock under the DRIP Offering.

Distribution Reinvestment Plan

        Pursuant to the DRIP Offering, the Company allows stockholders to elect to have their distributions reinvested in additional shares of the Company's common stock. The purchase price per share under the DRIP Offering is $9.50 per share until the Company's board of directors determines a reasonable estimate of the value of the Company's shares. Thereafter, the purchase price per share under the DRIP Offering will be the most recently disclosed per share value as determined in accordance with the Company's valuation policy. No sales commissions or dealer manager fees will be paid on shares sold under the DRIP Offering. The Company's board of directors may terminate or amend the DRIP Offering at the Company's discretion at any time upon ten days prior written notice to the stockholders. During the years ended December 31, 2013, 2012, and 2011, approximately 3.0 million, 208,000 and 14,000 shares were purchased under the DRIP portion of the Offering and the DRIP Offering for $28.9 million, $2.0 million and $132,000, respectively.

Share Redemption Program

        The Company's share redemption program permits its stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

        The share redemption program provides that the Company will redeem shares of its common stock from requesting stockholders, subject to the terms and conditions of the share redemption program. The Company will limit the number of shares redeemed pursuant to the share redemption program as follows: (1) the Company will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid; and (2) funding for the redemption of shares will be limited to the net proceeds the Company receives from the sale of shares under the DRIP. In an effort to accommodate redemption requests throughout the calendar year, the Company intends to limit quarterly redemptions to approximately one-fourth of 5% (1.25%) of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally will be limited to the net proceeds the Company receives from the sale of shares in the respective quarter under the DRIP.

        Until such time as the Company's shares are listed on a national securities exchange or, if the shares are not listed, until such time as the board of directors determines a reasonable estimate of the value of the Company's shares, the redemption price per share (other than for shares purchased pursuant to the DRIP) will depend on the price paid for the shares and the length of time the stockholder has held such shares as follows: after one year from the purchase date, 95% of the amount paid for each share; after two years from the purchase date, 97.5% of the amount paid for each share; and after three years from the purchase date, 100% of the amount paid for each share. During this time period, the redemption price for shares purchased pursuant to the DRIP will be the amount paid for such shares. (In each case, the redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company's common stock). Accordingly, the redemption price will reflect a stockholder's reduced purchase price if such stockholder received discounted or waived selling commissions and/or a waived dealer manager fee. At any time the Company is engaged in an offering of shares, the per share price for shares purchased under the redemption program will always be equal to or lower than the applicable per share offering price.

        Upon receipt of a request for redemption, the Company may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. If the Company cannot purchase all shares presented for redemption in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares the Company may redeem during any quarter or year, the Company will give priority to the redemption of deceased stockholders' shares. The Company next will give priority to requests for full redemption of accounts with a balance of 250 shares or less at the time the Company receives the request, in order to reduce the expense of maintaining small accounts. Thereafter, the Company will honor the remaining redemption requests on a pro rata basis. Following such quarterly redemption period, the unsatisfied portion of the prior redemption request must be resubmitted, prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

        The Company redeems shares no later than the end of the month following the end of each fiscal quarter. Requests for redemption must be received on or prior to the end of the fiscal quarter in order for the Company to repurchase the shares in the month following the end of that fiscal quarter. The Company's board of directors may amend, suspend or terminate the share redemption program at any time upon 30 days' notice to the stockholders. During the years ended December 31, 2013 and 2012 the Company redeemed approximately 136,000 and 750 shares, respectively, under the share redemption program for $1.3 million and $7,500, respectively. No shares were redeemed during the year ended December 31, 2011.

NOTE 13 — INCOME TAXES

        For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nontaxable distributions. Nontaxable distributions will reduce U.S. stockholders' basis (but not below zero) in their shares. The following table shows the character of the distributions paid on a percentage basis for the years ended December 31, 2013, 2012, and 2011:

	Year Ended December 31,
	2013	2012	2011
Character of Distributions (Unaudited):
Ordinary dividends	43%	44%	4%
Nontaxable distributions	57%	56%	96%

Total	100%	100%	100%

        As of December 31, 2013, the tax basis carrying value of the Company's land and depreciable real estate assets was $2.3 billion. During the years ended December 31, 2013, 2012 and 2011, the Company distributed as dividends to its shareholders 100% of its taxable income for federal income tax purposes. Accordingly, no provision for federal income taxes related to such taxable income was recorded on the Company's financial statements. During the years ended December 31, 2013, 2012 and 2011, the Company incurred state and local income and franchise taxes of $577,000, $103,000 and $13,000, respectively, which were recorded in general and administrative expenses in the consolidated statements of operations.

        The Company had no unrecognized tax benefits as of or during the years ended December 31, 2013 and 2012. Any interest and penalties related to unrecognized tax benefits would be recognized within the provision for income taxes in the accompanying consolidated statements of operations. The Company files income tax returns in the U.S. federal jurisdiction, as well as various state jurisdictions, and is subject to routine examinations by the respective tax authorities.

NOTE 14 — OPERATING LEASES

        The Company's real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2013, the leases had a weighted-average remaining term of 12.2 years. The leases may have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. The future minimum rental income from the Company's investment in real estate assets under non-cancelable operating leases, assuming no exercise of renewal options, as of December 31, 2013 is as follows (in thousands):

Year ended December 31,	Future Minimum Rental Income
2014	$173,897
2015	173,933
2016	173,688
2017	173,290
2018	172,625
Thereafter	1,246,021

Total	$2,113,454

NOTE 15 — QUARTERLY RESULTS (UNAUDITED)

        Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2013 and 2012 (in thousands, except for per share amounts). In the opinion of management, the information for the interim periods presented includes all adjustments, which are of a normal and recurring nature, necessary to present a fair presentation of the results for each period.

	December 31, 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$7,472	$14,880	$25,589	$39,118
Operating loss	$(1,560)	$(9,935)	$(4,618)	$(12,303)
Net loss	$(3,304)	$(12,984)	$(7,710)	$(16,906)
Basic and diluted net loss per share (1)	$(0.04)	$(0.14)	$(0.08)	$(0.19)
Distributions declared per common share	$0.16	$0.16	$0.16	$0.16

(1)
Based on the weighted average number of shares outstanding as of December 31, 2013.

	December 31, 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$925	$1,118	$1,714	$3,715
Operating loss	$254	$(22)	$(887)	$(3,303)
Net income (loss)	$1	$(252)	$(1,143)	$(3,907)
Basic and diluted net loss per share (1)	$—	$(0.03)	$(0.16)	$(0.54)
Distributions declared per common share	$0.16	$0.16	$0.16	$0.16

(1)
Based on the weighted average number of shares outstanding as of December 31, 2012.

NOTE 16 — SUBSEQUENT EVENTS

Issuance of Shares of Common Stock in the DRIP Offering

        The Company continues to issue shares of common stock under the DRIP Offering. As of March 25, 2014, the Company had received approximately $49.6 million in gross offering proceeds through the issuance of approximately 5.2 million shares of its common stock in the DRIP Offering.

Redemption of Shares of Common Stock

        Subsequent to December 31, 2013, the Company redeemed approximately 96,000 shares for $948,000 at an average price per share of $9.88.

Investment in Real Estate and Related Assets

        Subsequent to December 31, 2013, the Company acquired four properties for an aggregate purchase price of $89.1 million. The acquisitions were funded with net proceeds of the Offering. Acquisition related expenses totaling $1.8 million were expensed as incurred.

Cole/ARCP Merger Agreement

        On February 7, 2014, ARCP acquired Cole pursuant to a transaction whereby Cole merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of ARCP. ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single-tenant freestanding commercial properties subject to net leases with high credit quality tenants.

        As a result of the ARCP Merger, ARCP indirectly owns and/or controls the Company's external advisor, CCI Advisors, the Company's dealer manager, CCC, the Company's property manager, CREI

Advisors, and the Company's sponsor, Cole Capital. Despite the indirect change of control that occurred for the Company's advisor, dealer manager, property manager and sponsor as a result of the consummation of the ARCP Merger, such entities are expected to continue to serve in their respective capacities to the Company.

        In connection with the ARCP Merger, Christopher H. Cole voluntarily resigned as a member of the board of directors and stepped down from his roles as the chairman, president and chief executive officer of the Company, effective as of February 7, 2014. This resignation was not a result of any disagreements with the Company on any matter relating to the Company's operations, policies or practices. In connection with such resignation, the board of directors appointed Nicholas S. Schorsch as a director, chairman, president and chief executive officer of the Company effective as of February 7, 2014.

 COLE CORPORATE INCOME TRUST, INC.
SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
(in thousands)

					Gross Amount at Which Carried at December 31, 2013 (b) (c)
		Initial Cost to Company
Description (a)	Encumbrances	Land	Buildings & Improvements	Total Adjustments to Basis		Accumulated Depreciation (d) (e)	Date Acquired	Date Constructed
Real Estate Held for Investment the Company Has Invested in Under Operating Leases
Acxiom
Redwood City, CA	(f)	$7,148	$24,176	$—	$31,324	$208	9/10/2013	2008
Allstate Insurance
Irving, TX	(f)	5,943	75,175	—	81,118	1,220	6/27/2013	1990
Amazon
Chesterfield, VA	$48,750	3,940	66,219	—	70,159	807	7/31/2013	2012
Murfreesboro, TN	(f)	5,097	54,861	—	59,958	673	7/31/2013	2012
Spartanburg, SC	(f)	5,216	48,036	—	53,252	1,340	12/17/2012	2012
American Tire Distributors
Albany, NY	(f)	1,397	7,149	—	8,546	78	9/6/2013	2013
Lincoln, NE	(f)	806	7,635	—	8,441	10	12/12/2013	2006
Lewis Center, OH	(f)	789	6,630	—	7,419	7	12/20/2013	2013
Colorado Springs, CO	(f)	1,070	6,348	—	7,418	220	9/28/2012	2012
Aon
Lincolnshire, IL	(f)	4,957	15,536	—	20,493	503	12/21/2012	2000
AT&T
Plano, TX	(f)	3,088	20,534	—	23,622	278	8/8/2013	1998
Beltone
Glenview, IL	(f)	1,820	9,977	—	11,797	37	11/12/2013	2005
Bestronics
San Jose, CA	(f)	5,018	2,136	—	7,154	45	9/10/2013	1996
BJ's Wholesale Club
Burlington, NJ	(f)	7,531	37,207	—	44,738	433	7/30/2013	2001
Boise Paper Holdings
Denver, CO	(f)	1,988	13,388	—	15,376	110	9/10/2013	1996
Church & Dwight Co.
Ewing Township, NJ	(f)	7,411	71,519	—	78,930	85	12/23/2013	2012
Compass Group
Charlotte, NC	(f)	3,543	36,941	—	40,484	1,249	12/19/2012	1995
C.R. Bard
Tempe, AZ	(f)	1,812	10,154	—	11,966	94	9/10/2013	1981
Caremark
Phoenix, AZ	(f)	2,947	13,168	—	16,115	146	9/10/2013	2000
CSG Systems
Omaha, NE	(f)	4,163	35,064	—	39,227	297	9/30/2013	2012
DaVita Dialysis
Victoria, TX	(f)	137	1,728	—	1,865	13	9/30/2013	2011
Devry University
Phoenix, AZ	(f)	4,041	16,011	—	20,052	141	9/10/2013	1991
Dr. Pepper/Snapple
Harvey, IL	2,000	985	2,405	—	3,390	112	4/5/2012	2004
Duke University Health System Durham, NC	(f)	2,451	25,542	—	27,993	282	8/5/2013	2010
Dupont Pioneer
Johnston, IA	(f)	1,845	37,421	—	39,266	44	12/19/2013	2011
Elizabeth Arden
Roanoke, VA	(f)	2,122	18,440	448	21,010	567	11/9/2012	2003
Evonik
Parsippany, NJ	(f)	3,049	23,325	—	26,374	544	4/23/2013	1985
F5 Networks
Seattle, WA	71,000	30,801	101,774	—	132,575	2,414	4/8/2013	2000

					Gross Amount at Which Carried at December 31, 2013 (b) (c)
		Initial Cost to Company
Description (a)	Encumbrances	Land	Buildings & Improvements	Total Adjustments to Basis		Accumulated Depreciation (d) (e)	Date Acquired	Date Constructed
Fedex
Asheville, NC	(f)	$566	$1,254	$139	$1,959	$30	3/12/2013	1987
Bemidji, MN	(f)	179	1,697	—	1,876	13	9/16/2013	2013
Brookfield, MO	(f)	155	1,954	—	2,109	25	7/2/2013	2012
Colorado Springs, CO	(f)	2,113	25,134	—	27,247	102	11/1/2013	2001
Chillicothe, OH	(f)	451	4,163	—	4,614	68	5/20/2013	2006
Fort Smith, AR	(f)	599	4,537	—	5,136	15	11/27/2013	2013
Lafayette, LA	(f)	1,105	5,182	—	6,287	6	12/20/2013	2010
McAlester, OK	(f)	197	2,345	—	2,542	43	4/5/2013	2012
Minot, ND	(f)	933	3,036	—	3,969	29	8/27/2013	2013
Pocatello, ID	(f)	462	3,798	—	4,260	63	5/20/2013	2006
Pueblo, CO	(f)	329	4,610	—	4,939	61	7/30/2013	2013
Rockford, IL	(f)	320	1,648	—	1,968	24	6/10/2013	1996
Salt Lake City, UT	—	1,531	10,015	—	11,546	283	12/27/2012	2012
South Point, OH	(f)	479	5,276	—	5,755	63	7/3/2013	2013
Fresenius Medical Care
Baton Rouge, LA (Realtors Ave)	(f)	260	914	—	1,174	32	1/18/2013	2005
Baton Rouge, LA (North Blvd)	(f)	180	1,227	—	1,407	41	1/18/2013	2000
Denham Springs, LA	(f)	737	1,382	—	2,119	40	1/18/2013	2007
Jackson, LA	(f)	131	799	—	930	27	1/18/2013	2002
Plaquemine, LA	(f)	136	1,251	—	1,387	37	1/18/2013	2000
Prairieville, LA	(f)	140	878	—	1,018	29	1/18/2013	2001
Harvard Vanguard
Concord, MA	(f)	7,736	14,894	—	22,630	227	6/12/2013	2013
HCA Patient Account Services
Irving, TX	(f)	1,275	12,019	37	13,331	532	9/27/2012	1999
HD Supply
New Braunfels, TX	(f)	1,735	8,526	—	10,261	146	5/21/2013	2005
Hillshire Brands
Chicago, IL	$50,000	19,613	71,401	—	91,014	1,695	5/17/2013	2012
Holy Spirit Hospital
Susquehanna Township, PA	(f)	480	10,109	—	10,589	12	12/19/2013	2013
Honeywell
Fort Mill, SC	(f)	1,307	7,311	—	8,618	308	11/30/2012	2007
L-3 Communications
Arlington, TX	(f)	1,184	10,390	—	11,574	44	11/25/2013	1988
Lattice Semiconductor
San Jose, CA	(f)	7,720	22,534	253	30,507	82	11/8/2013	2013
Magellan Health Services
Maryland Heights, MO	(f)	2,058	34,230	—	36,288	138	11/13/2013	2003
McKesson Corp.
Clear Brook, VA	(f)	4,039	19,724	—	23,763	24	12/18/2013	2013
Medtronic
San Antonio, TX	18,000	3,956	27,090	32	31,078	2,083	6/30/2011	2008
Men's Wearhouse Headquarters
Houston, TX	(f)	8,889	38,790	—	47,679	594	6/24/2013	2006
Noble Energy
Houston, TX	(f)	2,285	102,744	—	105,029	656	10/11/2013	1998
Orchard Supply
San Jose, CA	(f)	6,198	11,097	—	17,295	100	9/20/2013	1984

					Gross Amount at Which Carried at December 31, 2013 (b) (c)
		Initial Cost to Company
Description (a)	Encumbrances	Land	Buildings & Improvements	Total Adjustments to Basis		Accumulated Depreciation (d) (e)	Date Acquired	Date Constructed
PNC Bank
Philadelphia, PA	$41,000	$1,650	$65,807	$375	$67,832	$1,713	3/13/2013	2000
Primerica
Duluth, GA	40,233	5,768	55,300	—	61,068	72	12/19/2013	2013
Red Hat
Westford, MA	(f)	4,399	39,192	—	43,591	51	12/26/2013	2008
Restoration Hardware
North East, MD	(f)	10,934	58,148	—	69,082	67	12/18/2013	2012
Safelite
Columbus, OH	2,400	567	3,596	—	4,163	197	4/30/2012	1999
Sanofi-Aventis
Bridgewater, NJ	(f)	5,082	59,195	—	64,277	1,233	4/26/2013	2011
ServiceNow
Santa Clara, CA	(f)	17,302	41,745	—	59,047	154	11/15/2013	2013
SkinMedica
Carlsbad, CA	12,000	3,420	17,735	—	21,156	19	12/17/2013	1998
Stantec
Rocklin, CA	(f)	277	2,328	—	2,605	52	4/30/2013	1991
Tesoro
San Antonio, TX	(f)	3,408	153,795	—	157,203	175	12/9/2013	2008
Texas Health Presbyterian
Rockwall, TX	(f)	509	4,611	—	5,120	76	6/27/2013	2013
TGS-NOPEC Geophysical
Houston, TX	(f)	3,431	23,716	—	27,147	85	11/1/2013	2013
Toro
Ankeny, IA	12,360	1,918	18,460	—	20,378	483	12/17/2012	2012
Trex
Fernley, NV	(f)	872	13,560	—	14,432	129	8/16/2013	2007
United Launch Alliance
Centennial, CO	(f)	5,958	22,010	—	27,968	1,155	7/31/2012	2000

TOTAL:	$297,743	$266,088	$1,839,656	$1,284	$2,107,029	$25,290

(a)
As of December 31, 2013, we owned 77 single-tenant, freestanding commercial properties, including two multi-tenant commercial properties.

(b)
The aggregate cost for federal income tax purposes was approximately $2.3 billion.

(c)
The following is a reconciliation of total real estate carrying value for the years ended December 31, 2013 and December 31, 2012:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Balance, beginning of period	$262,644	$31,046
Additions
Acquisitions	1,843,133	231,565
Improvements	1,252	33

Total additions	1,844,385	262,644

Deductions
Cost of real estate sold	—	—

Total deductions	—	—

Balance, end of period	$2,107,029	$262,644

(d)
The following is a reconciliation of accumulated depreciation for the years ended December 31, 2013 and December 31, 2012:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Balance, beginning of period	$2,173	$443
Additions
Acquisitions — Depreciation Expense for Building & Tenant Improvements Acquired	23,098	1,274
Improvements — Depreciation Expense for Tenant Improvements & Building Equipment	19	456

Total additions	23,117	2,173

Deductions
Cost of real estate sold	—	—

Total deductions	—	—

Balance, end of period	$25,290	$2,173

(e)
The Company's assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, tenant improvements are amortized over the respective lease term and buildings are depreciated over 40 years.

(f)
Part of the Credit Facility's unencumbered borrowing base. As of December 31, 2013, the Company had $455.0 million outstanding under the Credit Facility.

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
ASSETS
Investment in real estate assets:
Land	$305,996	$266,088
Buildings and improvements, less accumulated depreciation of $69,201 and $25,289, respectively	2,026,451	1,815,652
Intangible lease assets, less accumulated amortization of $29,436 and $10,935, respectively	281,621	264,485

Total investment in real estate assets, net	2,614,068	2,346,225
Cash and cash equivalents	29,057	64,073
Restricted cash	6,257	4,853
Rents and tenant receivables	33,004	14,388
Derivative asset, prepaid expenses, and other assets	4,242	4,654
Deferred financing costs, less accumulated amortization of $3,978 and $1,841, respectively	10,102	11,484

Total assets	$2,696,730	$2,445,677

LIABILITIES AND STOCKHOLDERS' EQUITY
Credit facility and notes payable	$1,012,616	$752,616
Accounts payable and accrued expenses	17,013	12,921
Due to affiliates	532	2,321
Acquired below market lease intangibles, less accumulated amortization of $4,580 and $1,943, respectively	44,397	34,435
Distributions payable	10,568	10,650
Deferred rental income and other liabilities	12,233	10,877

Total liabilities	1,097,359	823,820

Commitments and contingencies
Redeemable common stock and noncontrolling interest	79,636	33,272

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 490,000,000 shares authorized, 197,817,978 and 192,919,054 shares issued and outstanding, respectively	1,978	1,929
Capital in excess of par value	1,696,276	1,696,395
Accumulated distributions in excess of earnings	(180,512)	(111,977)
Accumulated other comprehensive income	1,993	2,238

Total stockholders' equity	1,519,735	1,588,585

Total liabilities and stockholders' equity	$2,696,730	$2,445,677

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Rental and other property income	$49,883	$21,195	$143,833	$40,016
Tenant reimbursement income	8,888	4,394	25,013	7,925

Total revenue	58,771	25,589	168,846	47,941

Expenses:
General and administrative expenses	1,794	1,746	5,198	3,411
Property operating expenses	9,961	4,438	27,719	8,000
Advisory fees and expenses	5,131	2,387	14,760	4,445
Acquisition and merger-related expenses	4,401	11,754	11,455	29,691
Depreciation	15,269	7,028	43,912	13,068
Amortization	6,347	2,854	18,175	5,439

Total operating expenses	42,903	30,207	121,219	64,054

Operating income (loss)	15,868	(4,618)	47,627	(16,113)

Other income (expense):
Interest and other income	21	21	81	34
Interest expense	(7,442)	(3,113)	(20,810)	(7,919)

Total other expense	(7,421)	(3,092)	(20,729)	(7,885)

Net income (loss)	8,447	(7,710)	26,898	(23,998)

Net income allocated to noncontrolling interest	54	—	157	—

Net income (loss) attributable to the Company	$8,393	$(7,710)	$26,741	$(23,998)

Weighted average number of common shares outstanding:
Basic and diluted	197,657,793	107,828,254	195,975,569	58,430,293

Net income (loss) per common share:
Basic and diluted	$0.04	$(0.07)	$0.14	$(0.41)

Distributions declared per common share	$0.16	$0.16	$0.49	$0.49

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF
COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$8,447	$(7,710)	$26,898	$(23,998)
Net income allocated to noncontrolling interest	54	—	157	—

Net income (loss) attributable to the Company	8,393	(7,710)	26,741	(23,998)
Other comprehensive loss:
Unrealized gain (loss) on interest rate swaps	2,744	(559)	(245)	(559)

Total comprehensive income (loss) attributable to the Company	$11,137	$(8,269)	$26,496	$(24,557)

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF STOCKHOLDERS' EQUITY

(in thousands, except share amounts)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
				Accumulated Distributions in Excess of Earnings
	Number of Shares	Par Value	Capital in Excess of Par Value			Total Stockholders' Equity
Balance, January 1, 2014	192,919,054	$1,929	$1,696,395	$(111,977)	$2,238	$1,588,585
Issuance of common stock	5,363,314	54	50,891	—	—	50,945
Distributions to investors	—	—	—	(95,276)	—	(95,276)
Redemptions and cancellations of common stock	(464,390)	(5)	(4,525)	—	—	(4,530)
Changes in redeemable common stock	—	—	(46,485)	—	—	(46,485)
Comprehensive income (loss)	—	—	—	26,741	(245)	26,496

Balance, September 30, 2014	197,817,978	$1,978	$1,696,276	$(180,512)	$1,993	$1,519,735

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$26,898	$(23,998)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	43,912	13,068
Amortization of intangible lease assets and below market lease intangibles, net	15,864	4,741
Amortization of deferred financing costs	2,137	1,021
Changes in assets and liabilities:
Rents and tenant receivables	(18,616)	(7,383)
Derivative asset, prepaid expenses, and other assets	612	(887)
Accounts payable and accrued expenses	4,291	6,329
Deferred rental income and other liabilities	787	3,997
Due to affiliates	(1,789)	6,383

Net cash provided by operating activities	74,096	3,271

Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(317,855)	(1,104,819)
Payment of property escrow deposits	(5,750)	(18,314)
Refund of property escrow deposits	5,875	17,139
Change in restricted cash	(1,404)	(17,658)

Net cash used in investing activities	(319,134)	(1,123,652)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	1,483,225
Offering costs on issuance of common stock	—	(152,333)
Redemptions of common stock	(4,530)	(514)
Proceeds from credit facility and notes payable	304,000	670,360
Repayment of credit facility and notes payable	(44,000)	(636,053)
Distributions to investors	(44,413)	(9,482)
Escrowed investor proceeds	—	15,657
Deferred financing costs paid	(755)	(4,216)
Payment of loan deposit	—	(1,200)
Refund of loan deposit	—	1,150
Distributions to noncontrolling interest	(280)	—

Net cash provided by financing activities	210,022	1,366,594

Net (decrease) increase in cash and cash equivalents	(35,016)	246,213
Cash and cash equivalents, beginning of period	64,073	12,188

Cash and cash equivalents, end of period	$29,057	$258,401

Supplemental disclosures of non-cash investing and financing activities:
Distributions declared and unpaid	$10,568	$7,654
Accrued capital expenditures	$54	$75
Common stock issued through distribution reinvestment plan	$50,945	$12,247
Net unrealized loss on interest rate swaps	$(245)	$(559)
Supplemental cash flow disclosures:
Interest paid	$18,598	$6,634

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

 COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

September 30, 2014

NOTE 1 — ORGANIZATION AND BUSINESS

        Cole Corporate Income Trust, Inc. (the "Company") is a Maryland corporation that was formed on April 6, 2010, which has elected to be taxed, and currently qualifies, as a real estate investment trust ("REIT") for federal income tax purposes. The Company is the sole general partner of and owns, directly or indirectly, 100% of the partnership interests in Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership. The Company is externally managed by Cole Corporate Income Advisors, LLC, a Delaware limited liability company ("CCI Advisors"), an affiliate of the Company's sponsor, Cole Capital®, which is a trade name used to refer to a group of affiliated entities directly or indirectly controlled by American Realty Capital Properties, Inc. ("ARCP"), a self-managed publicly traded REIT, organized as a Maryland corporation and listed on The NASDAQ Global Select Market. On February 7, 2014, ARCP acquired Cole Real Estate Investments, Inc. ("Cole"), which, prior to its acquisition, indirectly owned and/or controlled the Company's external advisor, CCI Advisors, the Company's dealer manager, Cole Capital Corporation ("CCC"), the Company's property manager, CREI Advisors, LLC ("CREI Advisors"), and the Company's sponsor, Cole Capital. As a result of ARCP's acquisition of Cole, ARCP indirectly owns and/or controls CCI Advisors, CCC, CREI Advisors and Cole Capital.

        As of September 30, 2014, the Company owned 87 properties, including a property owned through a consolidated joint venture arrangement, comprising 18.3 million rentable square feet of income-producing necessity corporate office and industrial properties located in 30 states. As of September 30, 2014, the rentable space at these properties was 100% leased.

        The Company ceased offering shares of common stock in its $2.975 billion initial public offering (the "Offering") on November 21, 2013. At the completion of the Offering, a total of approximately 192.4 million shares of common stock had been issued, including approximately 189.8 million shares issued in the primary portion of the Offering and approximately 2.6 million shares issued pursuant to a distribution reinvestment plan (the "DRIP").

        In addition, the Company registered 10.0 million shares of common stock under the DRIP pursuant to a registration statement filed on Form S-3 (Registration No. 333-191400) (the "DRIP Offering" and collectively with the Offering, the "Offerings"), which was filed with the U.S. Securities and Exchange Commission (the "SEC") on September 26, 2013 and automatically became effective with the SEC upon filing.

        On August 20, 2014, the Board of Directors of the Company (the "Board"), including all of the Company's independent directors, resolved to suspend the Company's DRIP and the Company's share redemption program (the "SRP"). Beginning with the distributions previously authorized by the Board for the month of July 2014, which were paid in August 2014, and continuing until such time as the Board may approve the resumption of the DRIP, if ever, all distributions authorized by the Board will be paid to the Company's stockholders in cash. As a result of the suspension of the share redemption program, all redemption requests received from stockholders during the second quarter of 2014 and determined by the Company to be in good order on or before September 30, 2014 were honored in accordance with the terms, conditions and limitations of the share redemption program. The Company did not process or accept any requests for redemption that were not in good order on or before that date.

        On August 30, 2014, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Select Income REIT, a Maryland real estate investment trust ("SIR") and SC Merger Sub LLC, a Maryland limited liability company and wholly-owned subsidiary of SIR ("Merger Sub"). The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, the Company will be merged with and into Merger Sub (the "Merger"), with Merger Sub surviving as a wholly-owned subsidiary of SIR and the separate corporate existence of the Company will cease. Refer to Note 2 to these condensed consolidated unaudited financial statements for further discussion regarding the Merger.

        Effective September 5, 2014, Brian S. Block was appointed executive vice president, chief financial officer and treasurer of the Company by the Company's board of directors. Mr. Block replaced D. Kirk McAllaster, Jr., who gave notice of his retirement from Cole Capital on August 29, 2014, including from his positions with the Company. Subsequent to September 30, 2014, Mr. Block resigned as the Company's executive vice president, chief financial officer and treasurer. Refer to Note 11 to these condensed consolidated unaudited financial statements for further discussion regarding executive appointments and resignations.

        As of September 30, 2014, the Company had issued approximately 198.4 million shares of its common stock in the Offerings for gross offering proceeds of $2.0 billion, before share redemptions of $5.8 million and offering costs, selling commissions and dealer manager fees of $194.4 million.

NOTE 2 — MERGER AGREEMENT

        Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, par value $0.01, of the Company ("Company Common Stock") will be converted into the right to receive either: (i) $10.50 per share in cash (the "Cash Consideration"); or (ii) 0.360 of a common share of beneficial interest, par value $0.01, of SIR ("SIR Common Shares") (the "Share Consideration" and together with the Cash Consideration, the "Merger Consideration"). Each holder of Company Common Stock may elect to receive Cash Consideration or Share Consideration. Each share of Company Common Stock without an election for Cash Consideration or Share Consideration shall receive Share Consideration. The maximum aggregate number of shares of Company Common Stock that may be converted into the right to receive Cash Consideration is 60% of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Maximum Cash Consideration Number"). The minimum aggregate number of the shares of Company Common Stock that may be converted into the right to receive Cash Consideration is 40% of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Minimum Cash Consideration Number"). If Cash Consideration exceeds the Maximum Cash Consideration Number or falls below the Minimum Cash Consideration Number, the Cash Consideration and Share Consideration shall be allocated in accordance with certain proration and allocation procedures set forth in the Merger Agreement such that the final allocation of the Merger Consideration does not respectively cause the Cash Consideration allocation to exceed the Maximum Cash Consideration Number or fall below the Minimum Cash Consideration Number.

        The Company and SIR agreed to certain customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by each party to conduct its business in all material respects in the ordinary course of business consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Merger.

        The consummation of the Merger is subject to certain customary conditions, including, among others, the approval of the Merger by a majority of the outstanding shares of Company Common Stock and the approval of the issuance of SIR Common Shares in connection with the Merger by a majority of the SIR Common Shares cast on such proposal, the absence of certain legal impediments to the consummation of the Merger, the effectiveness of a Registration Statement on Form S-4 (the "Registration Statement") filed by SIR in connection with the Merger, the receipt of certain third party consents, the absence of a material adverse effect on either the Company or SIR and compliance by the Company and SIR with their respective obligations under the Merger Agreement. The obligations of the parties to consummate the Merger are not subject to any financing condition or the receipt of any financing by SIR. The Merger currently is expected to close during the first quarter of 2015.

        The Merger Agreement may be terminated under certain circumstances by the Company, including prior to the approval of the Merger Agreement by the Company's stockholders, in the event that the Company receives a Competing Proposal that the Company concludes, after following certain procedures and adhering to certain restrictions set forth in the Merger Agreement, is a Superior Proposal (as defined in the Merger Agreement), so long as the Superior Proposal was not the result of a breach by the Company in any material respect of the non-solicitation provisions of the Merger Agreement (such circumstance would require the Company to make the Parent Termination Payment of $75 million (as defined in the Merger Agreement) in order to terminate the Merger Agreement). In addition, SIR may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Board has made a Company Adverse Recommendation Change (as defined in the Merger Agreement). In addition to a termination by the Company in the event of the receipt of a Superior Proposal, upon a termination of the Merger Agreement in the event of certain other breaches or the consummation of a transaction resulting from a Competing Proposal within 12 months of a permissible termination of the Merger Agreement, the Company will be required to pay the Parent Termination Payment to SIR. If the Merger Agreement is terminated by the Company for SIR's failure to obtain the approval of SIR's shareholders, SIR will be required to pay the expenses of the Company in an aggregate amount not to exceed $20 million. If the Merger Agreement is terminated by SIR for the Company's failure to obtain the approval of the Company's stockholders, the Company will be required to pay the expenses of SIR in an aggregate amount not to exceed $20 million. In no event shall the Company be required to pay SIR the sum of the Parent Termination Payment and the $20 million expense reimbursement, and any payment of the expense reimbursement shall be credited against any subsequent payment of the Parent Termination Payment.

        As of September 30, 2014, the Company had incurred $4.0 million for legal, consulting and other expenses related to the Merger, which were included in acquisition and merger-related expenses in the condensed consolidated unaudited statements of operations.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

        The condensed consolidated unaudited financial statements of the Company have been prepared in accordance with the rules and regulations of the SEC regarding interim financial reporting, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America ("GAAP") for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this Current Report on Form 8-K should be read in conjunction with the Company's audited consolidated financial statements as of and for the year ended December 31, 2013, and related notes thereto set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The condensed consolidated unaudited financial statements should also be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2014.

        The condensed consolidated unaudited financial statements include the accounts of the Company, its wholly-owned subsidiaries and a consolidated joint venture arrangement in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in such consolidation.

        The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity's expected losses or receive portions of the entity's expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity ("VIE"). A VIE is broadly defined as an entity where either (1) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity's economic performance or (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE's operations.

        A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity's economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company's ability to direct the activities that most significantly impact the entity's economic performance, its form of ownership interest, its representation on the entity's governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and to replace the manager of and/or liquidate the entity. As of September 30, 2014 and December 31, 2013, the Company did not have any interests in a VIE.

        The Company continually evaluates the need to consolidate its joint venture arrangement based on standards set forth in GAAP. In determining whether the Company has a controlling interest in a joint venture arrangement and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, power to make decisions and contractual and substantive participating rights of the partners/members as well as whether the entity is a VIE for which the Company may be the primary beneficiary. The Company determined it had a controlling interest in its joint venture arrangement (the "Consolidated Joint Venture") and therefore met the GAAP requirements for consolidation as of September 30, 2014 and December 31, 2013. As of September 30, 2014 and December 31, 2013, the Consolidated Joint Venture held real estate assets with an aggregate book value of $71.1 million and $73.2 million, respectively.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in and Valuation of Real Estate Assets

        Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition, excluding acquisition-related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate assets and leasing costs. All repairs and maintenance are expensed as incurred.

        The Company is required to make subjective assessments as to the useful lives of its depreciable assets. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company's real estate assets by class are generally as follows:

Buildings	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

        The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property's major tenant, such as a history of late payments, rental concessions and other factors, a significant decrease in a property's revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. No impairment indicators were identified and no impairment losses were recorded during the nine months ended September 30, 2014 or 2013.

        When developing estimates of expected future cash flows, the Company makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating expected future cash flows could result in a different determination of the property's expected future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate assets.

        When a real estate asset is identified by the Company as held for sale, the Company will cease depreciation and amortization of the assets related to the property and estimate the fair value, net of selling costs. If, in management's opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of September 30, 2014 or December 31, 2013.

Allocation of Purchase Price of Real Estate Assets

        Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition-related expenses are expensed as incurred. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company's management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company's management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management's allocation decisions other than providing this market information.

        The fair values of above market and below market lease intangibles are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease intangibles are capitalized as intangible lease assets or liabilities, respectively. Above market leases are amortized as a reduction to rental income over the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, the Company's relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease intangibles relating to that lease would be recorded as an adjustment to rental income.

        The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management's consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

        The Company has acquired, and may continue to acquire, certain properties subject to contingent consideration arrangements that may obligate the Company to pay additional consideration to the seller based on the outcome of future events. Additionally, the Company may acquire certain properties for which it funds certain contingent consideration amounts into an escrow account pending the outcome of certain future events. The outcome may result in the release of all or a portion of the escrow funds to the Company or the seller or a combination thereof. Contingent consideration arrangements are based on a predetermined formula and have set time periods regarding the obligation to make future payments, including funds released to the seller from escrow accounts, or the right to receive escrowed funds as set forth in the respective purchase and sale agreement. Contingent consideration arrangements, including amounts funded through an escrow account, are recorded upon acquisition of the respective property at their estimated fair value, and any changes to the estimated fair value, subsequent to acquisition, are reflected in the accompanying condensed consolidated unaudited statements of operations. The determination of the amount of contingent consideration arrangements is based on the probability of several possible outcomes as identified by management.

        The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and any difference between such estimated fair value and the mortgage note's outstanding principal balance is amortized to interest expense over the term of the respective mortgage note payable.

        The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company's purchase price, which could impact the Company's results of operations.

Restricted Cash

        Restricted cash included $6.3 million and $4.9 million held in lender cash management accounts as September 30, 2014 and December 31, 2013, respectively. As part of certain debt agreements, rent from certain of the Company's tenants is deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess funds are disbursed to the Company.

Concentration of Credit Risk

        As of September 30, 2014, the Company had cash on deposit, including restricted cash, at seven financial institutions, in all of which the Company had deposits in excess of federally insured levels, totaling $33.6 million; however, the Company has not experienced any losses in such accounts. The Company limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

        As of September 30, 2014, no single tenant accounted for greater than 10% of the Company's 2014 gross annualized rental revenues. The Company had certain geographic concentrations in its property holdings. As of September 30, 2014, the Company had properties located in two states with respective gross annualized rental revenues greater than 10% of the Company's 2014 total gross annualized rental revenues: Texas (22%) and California (11%). In addition, the Company had tenants in three industries with respective gross annualized rental revenues greater than 10% of the Company's 2014 total gross annualized rental revenues: manufacturing (16%), healthcare (15%), and mining and natural resources (12%).

Derivative Instruments and Hedging Activities

        The Company accounts for its derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the effective portion of the derivative instrument that is designated as a hedge is recorded as other comprehensive income (loss). The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.

Redeemable Common Stock

        Under the Company's share redemption program, the Company's requirement to redeem shares of its outstanding common stock is limited, among other things, to the net proceeds received by the Company from the sale of shares under the DRIP, net of shares redeemed to date. The Company records amounts that are redeemable under the share redemption program as redeemable common stock outside of permanent equity in its condensed consolidated unaudited balance sheets. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.

Reportable Segment

        The Company's operating segment consists of commercial properties, which include activities related to investing in real estate such as corporate office and industrial and other real estate-related assets. The commercial properties are geographically diversified throughout the United States and have similar economic characteristics. The Company evaluates operating performance on an overall portfolio level; therefore, the Company's properties are one reportable segment.

Recent Accounting Pronouncements

        In April 2014, the U.S. Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU 2014-08"), which amends the reporting requirements for discontinued operations by updating the definition of a discontinued operation to be a component of an entity that represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results, resulting in fewer disposals that qualify for discontinued operations reporting; yet, the pronouncement also requires expanded disclosures for discontinued operations. The adoption of ASU 2014-08 did not have a material impact on the Company's condensed consolidated unaudited financial statements because the Company did not have any discontinued operations.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which supersedes the revenue recognition requirements in Revenue Recognition (Topic 605), and requires an entity to recognize revenue in a way that depicts the transfer of promised goods or services to customers, including real estate sales, in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted. The Company does not believe ASU 2014-09, when effective, will have a material impact on the Company's condensed consolidated unaudited financial statements because the Company currently accounts for real estate sales in a manner that is consistent with ASU 2014-09.

        In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"), which requires management to assess an entity's ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. ASU 2014-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early application permitted. The Company does not believe ASU 2014-15, when effective, will have a material impact on the Company's condensed consolidated unaudited financial statements because the Company currently does not have any conditions that give rise to substantial doubt about its ability to continue as a going concern.

NOTE 4 — FAIR VALUE MEASUREMENTS

        GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

        Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

        Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

        Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company's assumptions about the pricing of an asset or liability.

        The following describes the methods the Company uses to estimate the fair value of the Company's financial assets and liabilities:

        Cash and cash equivalents and restricted cash — The Company considers the carrying values of these financial assets to approximate fair value because of the short period of time between their origination and their expected realization. These financial assets are considered Level 1.

        Credit facility and notes payable — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. These financial instruments are considered Level 2. The estimated fair value of the Company's debt was $962.1 million and $741.4 million as of September 30, 2014 and December 31, 2013, respectively, compared to the carrying value of $1.0 billion and $752.6 million as of September 30, 2014 and December 31, 2013, respectively.

        Derivative instruments — The Company's derivative instruments represent interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. The Company includes the impact of credit valuation adjustments on derivative instruments measured at fair value.

        Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial assets and liabilities. As of September 30, 2014, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

        In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company's financial assets and liabilities that are required to be measured at fair value on a recurring basis as of September 30, 2014 and December 31, 2013 (in thousands):

	Balance as of September 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Interest rate swap	$2,563	$—	$2,563	$—

Liabilities:
Interest rate swap	$(570)	$—	$(570)	$—

	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Interest rate swaps	$2,238	$—	$2,238	$—

NOTE 5 — REAL ESTATE ACQUISITIONS

2014 Property Acquisitions

        During the nine months ended September 30, 2014, the Company acquired ten commercial properties for an aggregate purchase price of $315.8 million (the "2014 Acquisitions"). The Company purchased the 2014 Acquisitions with net proceeds from the Offerings and available borrowings. The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation for acquisitions purchased during the nine months ended September 30, 2014 (in thousands):

2014 Acquisitions
Land	$39,908
Building and improvements	252,857
Acquired in-place leases	33,472
Acquired above-market leases	2,165
Acquired below-market leases	(12,599)

Total purchase price	$315,803

        The Company recorded revenue for the three and nine months ended September 30, 2014 of $5.7 million and $10.6 million, respectively, and net income for the three months ended September 30, 2014 of $982,000 and net loss for the nine months ended September 30, 2014 of $2.9 million related to the 2014 Acquisitions. In addition, the Company recorded $1.4 million and $7.5 million of acquisition-related expenses for the three and nine months ended September 30, 2014, respectively.

        The following table summarizes selected financial information of the Company as if the 2014 Acquisitions were completed on January 1, 2013 for each period presented below. The table below presents the Company's estimated revenue and net income (loss), on a pro forma basis, for the three and nine months ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Pro forma basis:
Revenue	$61,380	$33,929	$177,502	$67,233
Net income (loss)	$11,747	$(4,796)	$40,542	$(20,424)

        The pro forma information for the three and nine months ended September 30, 2014 was adjusted to exclude acquisition-related expenses recorded during such periods related to the 2014 Acquisitions. These expenses were recognized in the pro forma information for the nine months ended September 30, 2013. The pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2013, nor does it purport to represent the results of future operations.

Development Activities

        During the nine months ended September 30, 2014, the Company acquired one land parcel, upon which an industrial property was expected to be constructed. The 158,497 square foot building was completed during the three months ended September 30, 2014 and was acquired by the Company for $26.3 million. The purchase of the land and building in separate transactions is considered to be one property purchase and is included in the 2014 acquisitions.

2013 Property Acquisitions

        During the nine months ended September 30, 2013, the Company acquired 43 commercial properties for an aggregate purchase price of $1.1 billion (the "2013 Acquisitions"). The Company purchased the 2013 Acquisitions with net proceeds from the Offering and available borrowings. The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

2013 Acquisitions
Land	$149,007
Building and improvements	850,670
Acquired in-place leases	122,827
Acquired above-market leases	5,970
Acquired below-market leases	(24,065)

Total purchase price	$1,104,409

        The Company recorded revenue for the three and nine months ended September 30, 2013 of $18.3 million and $26.5 million, respectively, and a net loss for the three and nine months ended September 30, 2013 of $6.8 million and $22.1 million, respectively, related to the 2013 Acquisitions. In addition, the Company recorded $11.8 million and $29.7 million of acquisition-related expenses for the three and nine months ended September 30, 2013, respectively.

        The following table summarizes selected financial information of the Company as if all of the 2013 Acquisitions were completed on January 1, 2012 for each period presented below. The table below presents the Company's estimated revenue and net income (loss), on a pro forma basis, for the three and nine months ended September 30, 2013 and 2012 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Pro forma basis:
Revenue	$30,190	$24,610	$90,142	$72,448
Net income (loss)	$7,347	$7,148	$23,018	$(5,539)

        The pro forma information for the three and nine months ended September 30, 2013 was adjusted to exclude acquisition-related expenses recorded during such periods relating to the 2013 Acquisitions. These expenses were recognized in the pro forma information for the nine months ended September 30, 2012. The pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2012, nor does it purport to represent the results of future operations.

NOTE 6 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risks. The following table summarizes the terms of the Company's executed swap agreements designated as hedging instruments as of September 30, 2014 (dollars in thousands). The Company did not have any executed swap agreements as of September 30, 2013.

						Fair Value of Assets and (Liability)
		Outstanding Notional Amount as of September 30, 2014
	Balance Sheet Location		Interest Rate (1)	Effective Date	Maturity Date	September 30, 2014	December 31, 2013
Interest Rate Swap	Derivative asset, prepaid expenses, and other assets	$300,000	3.03%	10/31/2013	10/25/2018	$2,563	$2,238
Interest Rate Swap	Deferred rental income and other liabilities	$41,000	4.16%	7/24/2013	8/3/2020	$(570)	$—

(1)
The interest rate consists of the underlying index swapped to a fixed rate and the applicable interest rate spread.

        Additional disclosures related to the fair value of the Company's derivative instruments are included in Note 4 to these condensed consolidated unaudited financial statements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company's involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

        Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges, to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the effective portion of the derivative instruments that are designated as hedges are recorded in other comprehensive income (loss). Any ineffective portion of the change in fair value of the derivative instruments is recorded in interest expense.

        The following table summarizes the unrealized income (loss) on the Company's derivative instruments and hedging activities for the nine months ended September 30, 2014 and 2013 (in thousands).

	Amount of Income (Loss) Recognized as Other Comprehensive Income (Loss)
	Three Months Ended		Nine Months Ended
Derivatives in Cash Flow Hedging Relationships	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest Rate Swaps (1)	$2,744	(559)	$(245)	(559)

(1)
There were no portions of the change in the fair value of the interest rate swap agreements that were considered ineffective during the three and nine months ended September 30, 2014 or 2013. No previously effective portions of the losses that were recorded in accumulated other comprehensive income (loss) during the term of the hedging relationship were reclassified into earnings during the three and nine months ended September 30, 2014 or 2013.

        The Company has agreements with each of its derivative counterparties that contain provisions whereby if the Company defaults on certain of its unsecured indebtedness, then the Company could also be declared in default on its derivative obligations resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value of $617,000 at September 30, 2014. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of September 30, 2014.

NOTE 7 — CREDIT FACILITY AND NOTES PAYABLE

        As of September 30, 2014, the Company and the Consolidated Joint Venture had $1.0 billion of debt outstanding with a weighted average interest rate of 2.23% and a weighted average remaining term of 4.3 years.

        The following table summarizes the debt activity for the nine months ended September 30, 2014 and the debt balances as of December 31, 2013 and September 30, 2014 (in thousands):

		During the nine months ended September 30, 2014
	Balance as of December 31, 2013	Debt Issuance	Repayments	Balance as of September 30, 2014
Fixed rate debt	$257,383	$—	$—	$257,383
Variable rate debt	40,233	—	—	40,233
Credit facility	455,000	304,000	(44,000)	715,000

Total	$752,616	$304,000	$(44,000)	$1,012,616

        As of September 30, 2014, the fixed rate debt included $41.0 million of variable rate debt subject to an interest rate swap agreement, which had the effect of fixing the variable interest rate per annum through the maturity date of the variable rate debt. In addition, the fixed rate debt included a mortgage note assumed with a face amount of $12.0 million and a fair value of $11.9 million at the date of assumption. The fixed rate debt has interest rates ranging from 3.55% to 4.85% per annum. The variable rate debt has a variable interest rate of LIBOR plus 140 basis points per annum. The debt outstanding matures on various dates from July 2016 through June 2023. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed and variable rate debt outstanding was $555.4 million as of September 30, 2014. Each of the mortgage notes payable, comprising the fixed rate debt, is secured by the respective properties on which the debt was placed. Certain notes payable contain covenants, representations, warranties and borrowing conditions for similar credit arrangements. These notes also include usual and customary events of default and remedies for agreements of this nature. Based on the Company's analysis and review of its results of operations and financial condition, the Company believes it was in compliance with the covenants of such notes payable as of September 30, 2014.

        As of September 30, 2014, the Company had $715.0 million of debt outstanding under its unsecured revolving credit facility, as amended (the "Credit Facility"), with Bank of America as administrative agent pursuant to a credit agreement (the "Credit Agreement"). On April 28, 2014, the Company entered into a modification agreement with Bank of America that increased the amount available for borrowing under the Credit Facility to $1.0 billion, including a $300.0 million term loan (the "Term Loan") and $700.0 million in revolving loans (the "Revolving Loans"). As of September 30, 2014, the Company had $285.0 million of available Revolving Loan borrowings under the Credit Facility. The maximum borrowing availability on the Revolving Loans is limited to 65% (or 60%

subsequent to October 25, 2014) of the unencumbered asset value of the underlying collateral pool. Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $1.25 billion. The Term Loan matures on October 25, 2018 and the Revolving Loans mature on October 25, 2017. The maturity on the Revolving Loans may be extended to October 25, 2018 subject to satisfying certain conditions as outlined in the Credit Agreement. Depending upon the type of loan specified and overall leverage ratio, not to exceed 65% (or 60% subsequent to October 25, 2014), the Revolving Loans bear interest at one-month, two-month, three-month or six-month LIBOR (the "Eurodollar Rate") plus an interest rate spread ranging from 1.60% to 2.40% (the "Spread") or a base rate, ranging from 0.60% to 1.40%, plus the greater of: (a) Bank of America's Prime Rate; (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50%; or (c) one-month Eurodollar Rate plus 1.00%. The Credit Agreement also includes an interest rate pricing structure should the Company obtain an investment grade rating. As of September 30, 2014, the weighted average interest rate in effect for the Revolving Loans was 1.75%. In connection with the Credit Agreement, the Company executed an interest rate swap agreement that effectively fixed the variable interest rate of the Term Loan at 3.03% based on the applicable margin at the current leverage ratio.

        The Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature and borrowing conditions. In particular, the Credit Agreement requires the Company to maintain a minimum consolidated net worth of at least $1.3 billion as of September 30, 2014, a leverage ratio less than or equal to 65%, a fixed charge coverage ratio equal to or greater than 1.50, an unsecured debt to unencumbered asset value ratio less than or equal to 65%, an unsecured debt service coverage ratio equal to or greater than 1.75, a secured debt ratio less than 50%, and a maximum real estate recourse debt ratio of 15%. The Company believes it was in compliance with the covenants under the Credit Agreement as of September 30, 2014.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Litigation

        In the ordinary course of business, the Company may become subject to litigation or claims. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Environmental Matters

        In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. In addition, the Company may acquire certain properties that are subject to environmental remediation. The Company carries environmental liability insurance on its properties that will provide limited coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. The Company is not aware of any environmental matters which it believes are reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

NOTE 9 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

        The Company has incurred, and may continue to incur, fees and expenses payable to CCI Advisors and certain of its affiliates in connection with the acquisition, management and disposition of its assets.

Offering

        In connection with the Offering, CCC received selling commissions of up to 7% of gross offering proceeds from the primary portion of the Offering before reallowance of commissions earned by participating broker-dealers. CCC reallowed 100% of selling commissions earned to participating broker-dealers. In addition, CCC received up to 2% of gross offering proceeds before reallowance to participating broker-dealers as a dealer manager fee in connection with the primary portion of the Offering. CCC, in its sole discretion, reallowed a portion of its dealer manager fee to such participating broker-dealers. No selling commissions or dealer manager fees are paid to CCC or other broker-dealers with respect to shares sold pursuant to the DRIP portion of the Offering or the DRIP Offering.

        All organization and offering expenses with respect to the Offering (excluding selling commissions and the dealer manager fees) were paid for by CCI Advisors or its affiliates and were reimbursed by the Company up to 1.5% of aggregate gross offering proceeds.

        The Company recorded commissions, fees and expense reimbursements as shown in the table below for services provided by CCI Advisors or its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Offering:
Selling commissions	$—	$71,379	$—	$100,190
Selling commissions reallowed by CCC	$—	$71,379	$—	$100,190
Dealer manager fee	$—	$21,244	$—	$29,702
Dealer manager fee reallowed by CCC	$—	$11,910	$—	$16,884
Other organization and offering expenses	$—	$16,009	$—	$22,440

        All amounts related to the three and six months ended September 30, 2013 have been paid to CCI Advisors and its affiliates.

Acquisitions and Operations

        CCI Advisors or its affiliates receive acquisition fees of up to 2% of: (1) the contract purchase price of each property or asset the Company acquires; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (3) the purchase price of any loan the Company acquires; and (4) the principal amount of any loan the Company originates. Additionally, CCI Advisors or its affiliates are reimbursed for acquisition-related expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction does not exceed 6% of the contract purchase price.

        The Company pays CCI Advisors a monthly advisory fee based upon the Company's monthly average invested assets, which is equal to the following amounts: (1) an annualized rate of 0.75% paid on the Company's average invested assets that are between $0 to $2 billion; (2) an annualized rate of 0.70% paid on the Company's average invested assets that are between $2 billion to $4 billion; and (3) an annualized rate of 0.65% paid on the Company's average invested assets that are over $4 billion.

        The Company reimburses CCI Advisors for the expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income, other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse CCI Advisors for personnel costs in connection with services for which CCI Advisors receives acquisition fees or disposition fees. The Company recorded fees and expense reimbursements as shown in the table below for services provided by CCI Advisors and its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Acquisition and Operations:
Acquisition fees and expenses	$1,249	$9,794	$6,661	$22,634
Advisory fees and expenses	$5,129	$2,387	$14,759	$4,445
Operating expenses	$393	$737	$1,070	$1,399

        For the nine months ended September 30, 2014, $22.0 million of the amounts shown above had been paid to CCI Advisors and its affiliates, and as of September 30, 2014, $532,000 had been incurred, but not yet paid, for services provided by CCI Advisors or its affiliates in connection with acquisitions and operations and was a liability to the Company. All amounts related to the three and nine months ended September 30, 2013 have been paid to CCI Advisors and its affiliates.

Liquidation/Listing

        If CCI Advisors or its affiliates provide a substantial amount of services (as determined by a majority of the Company's independent directors) in connection with the sale of properties, the Company will pay CCI Advisors or its affiliates a disposition fee in an amount equal to up to one-half of the brokerage commission paid on the sale of the property, not to exceed 1% of the contract price of each property sold; provided, however, in no event may the disposition fee paid to CCI Advisors or its affiliates, when added to the real estate commissions paid to unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6% of the contract sales price.

        If the Company is sold or its assets are liquidated, CCI Advisors will be entitled to receive a subordinated performance fee equal to 15% of the net sale proceeds remaining after investors have received a return of their net capital invested and an 8% annual cumulative, non-compounded return. Alternatively, if the Company's shares are listed on a national securities exchange, CCI Advisors will be entitled to a subordinated performance fee equal to 15% of the amount by which the market value of the Company's outstanding stock plus all distributions paid by the Company prior to listing exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate an 8% annual cumulative, non-compounded return to investors. As an additional alternative, upon termination of the advisory agreement, CCI Advisors may be entitled to a subordinated performance fee similar to the fee to which CCI Advisors would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

        During the three and nine months ended September 30, 2014 and 2013, no commissions or fees were incurred for any such services provided by CCI Advisors and its affiliates in connection with the liquidation/listing stage. Upon consummation of the Merger discussed in Note 2, we expect to pay a disposition fee and a performance fee not to exceed $14.35 million in the aggregate.

Due to Affiliates

        As of September 30, 2014 and December 31, 2013, $532,000 and $2.3 million, respectively, had been incurred primarily for advisory, operating and acquisition-related expenses by CCI Advisors and its affiliates, but had not yet been reimbursed by the Company and were included in due to affiliates in the condensed consolidated unaudited balance sheets.

NOTE 10 — ECONOMIC DEPENDENCY

        Under various agreements, the Company has engaged or will engage CCI Advisors and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company's common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon CCI Advisors and its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 11 — SUBSEQUENT EVENTS

Redemption of Shares of Common Stock

        Subsequent to September 30, 2014, the Company redeemed approximately 212,000 shares for $2.1 million at an average price per share of $9.68.

Credit Facility

        As of November 12, 2014, the Company had $715.0 million outstanding under the Credit Facility and available borrowings of $285.0 million.

ARCP/RCAP Agreement

        On September 30, 2014, an affiliate of ARCP entered into a definitive agreement (the "RCAP Agreement") with RCS Capital Corporation ("RCAP") pursuant to which RCAP would acquire Cole Capital. The acquisition would include CCI Advisors and CCC. Despite the indirect change of control that would occur for the Company's advisor, dealer manager and sponsor upon consummation of the transaction contemplated by the RCAP Agreement, such entities are expected to continue to serve in their respective capacities to the Company following the transaction.

        The RCAP Agreement contemplates a strategic arrangement by which an indirect wholly-owned subsidiary of ARCP would act as sub-advisor (the "Sub-advisor") to, and acquire and property manage real estate assets for, the non-traded real estate investment trusts sponsored by Cole Capital, including the Company, after completion of the transaction. As set forth in the RCAP Agreement, the Sub-advisor and RCAP (by way of its ownership of the Company's advisor) would equally share the acquisition and advisory fees and expenses currently provided pursuant to the Company's advisory agreement. In addition, the Sub-advisor would receive a portion of any disposition and incentive fees that may later become due to RCAP for advising the Company, except that the sub-advisor will be entitled to 100% of the disposition fees and performance fees with respect to the Merger. The Sub-advisor would also receive all acquisition fees and expenses for property acquisitions under any purchase and sale agreement or letter of intent executed on or prior to September 30, 2014. All fees and expenses payable to RCAP or the Sub-advisor under the sub-advisory arrangement would be limited to the total amounts payable to the Company's advisor under the advisory agreement, which would not change as a result of this arrangement. The completion of the transaction contemplated by the RCAP Agreement is subject to various closing conditions.

        On October 22, 2014, CCI Advisors entered into an interim sub-advisory agreement (the "Interim Agreement") with RCAP Cole Corporate Income Advisors, LLC, a subsidiary of RCAP (the "RCAP Sub-advisor"), in connection with the first closing under the RCAP Agreement. Pursuant to the Interim Agreement, the RCAP Sub-advisor will use commercially reasonable best efforts to manage and supervise the operations and administration of the Company, other than the acquisition, operation and disposition of the Company's assets, pending the final closing under the RCAP Agreement. The Interim

Agreement provides for substantially the same allocation of advisory services and compensation as contemplated under the RCAP agreement.

        On November 3, 2014, RCAP publicly announced that it had notified ARCP of its purported termination of the RCAP Agreement, and that the RCAP Sub-advisor would not act as sub-advisor with respect to the Company. Also on November 3, 2014, ARCP publicly announced that it had informed RCAP that RCAP's attempt to terminate the RCAP Agreement constituted a breach of the RCAP Agreement.

        On November 11, 2014, ARCP filed a complaint in the Court of Chancery of the State of Delaware against RCAP alleging that RCAP's attempt to terminate the RCAP Agreement constitutes a breach of the RCAP Agreement and seeking, among other things, specific performance of the RCAP Agreement or, in the alternative, money damages.

Chief Financial Officer Resignation and Appointment

        Subsequent to September 30, 2014, and subject to SIR's approval, Simon J. Misselbrook has been appointed chief financial officer and treasurer of the Company by the Company's board of directors. Also subsequent to September 30, 2014, Mr. Block resigned as the Company's executive vice president, chief financial officer and treasurer.

SELECT INCOME REIT
Unaudited Pro Forma Condensed Consolidated Financial Information

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements

        On August 30, 2014, SIR, CCIT and SIR Merger Sub entered into the Merger Agreement. On and subject to the terms and conditions of the Merger Agreement, CCIT will merge with and into SIR Merger Sub with SIR Merger Sub surviving as a wholly owned subsidiary of SIR.

        The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 reflects SIR's financial position as if the Merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements were completed as of September 30, 2014. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2013 and for the nine months ended September 30, 2014, reflect the results of SIR's operations as if the Merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements were completed as of January 1, 2013. These unaudited pro forma condensed consolidated financial statements should be read in connection with (i) SIR's and CCIT's condensed consolidated unaudited financial statements, and related notes thereto, as of and for the three and nine months ended September 30, 2014, included in SIR's and CCIT's Quarterly Reports on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on October 27, 2014 and November 14, 2014, respectively, (ii) SIR's and CCIT's audited consolidated financial statements, and the related notes thereto, as of and for the fiscal year ended December 31, 2013, included in SIR's and CCIT's Annual Reports on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 21, 2014 and March 31, 2014, respectively, and (iii) SIR's unaudited pro forma consolidated statement of income for the year ended December 31, 2013 in SIR's Current Report on Form 8-K, as filed with the SEC on February 28, 2014, or the SIR Historical Pro Forma.

        These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. Upon completion of any long term financing, SIR's financial position and results of operations may be significantly different than what is presented in these unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the Merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial statements have been included.

        The purchase price allocation of SIR's acquisitions described in the notes and reflected in these unaudited pro forma condensed consolidated financial statements are based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Actual amounts allocated to assets acquired and liabilities assumed when the acquisition is completed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.

        These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of SIR's expected financial position, or SIR's results of operations, for any future period. Differences could result from numerous factors, including future changes in SIR's portfolio of investments, changes in interest rates, changes in SIR's capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received on SIR's existing leases or leases SIR may enter into during and after 2014, and for other reasons. Actual future results are likely to be different from amounts presented in the unaudited pro forma condensed consolidated financial statements and such differences could be significant.

SELECT INCOME REIT

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2014

(amounts in thousands, except per share data)

	SIR Historical	CCIT Historical	CCIT Acquisition Adjustments (A)	Sale of Healthcare Properties (B)	Financing and Transaction Costs (C)	SIR Pro Forma
ASSETS
Real estate properties:
Land	$754,759	$305,996	$28,619	$(59,358)	$—	$1,030,016
Buildings and improvements	1,099,474	2,095,652	41,820	(392,958)	—	2,843,988

	1,854,233	2,401,648	70,439	(452,316)	—	3,874,004
Accumulated depreciation	(87,231)	(69,201)	69,201	—	—	(87,231)

	1,767,002	2,332,447	139,640	(452,316)	—	3,786,773
Acquired real estate leases, net	121,501	281,621	241,060	(90,375)	—	553,807
Cash and cash equivalents	14,710	29,057	(1,246,253)	509,000	737,253	43,767
Restricted cash	42	6,257	—	—	—	6,299
Rents receivable, net	65,116	33,004	(25,726)	—	—	72,394
Deferred leasing costs, net	6,134	—	—	—	—	6,134
Deferred financing costs, net	3,371	10,102	(10,102)	—	7,900	11,271
Other assets	11,966	4,242	(2,563)	—	—	13,645

Total assets	$1,989,842	$2,696,730	$(903,944)	$(33,691)	$745,153	$4,494,090

LIABILITIES AND SHAREHOLDERS' EQUITY
Revolving credit facility	$65,000	$715,000	$—	$—	$(213,447)	$566,553
Term loan	350,000	—	—	—	—	350,000
Bridge loan	—	—	—	—	1,000,000	1,000,000
Mortgage notes payable	18,952	297,616	(97)	(31,450)	—	285,021
Accounts payable and accrued expenses	25,440	17,583	(570)	—	—	42,453
Assumed real estate lease obligations, net	26,250	44,397	2,797	(2,241)	—	71,203
Distributions payable	—	10,568	—	—	—	10,568
Rents collected in advance	9,993	10,602	—	—	—	20,595
Security deposits	10,336	1,061	—	—	—	11,397
Due to related persons	1,772	532	—	—	—	2,304

Total liabilities	507,743	1,097,359	2,130	(33,691)	786,553	2,360,094

Commitments and contingencies
Redeemable common stock and noncontrolling interest	—	79,636	(75,695)	—	—	3,941

Shareholders' equity:
Common shares of beneficial interest, $.01 par value:
125,000 shares authorized, 59,950 shares issued and outstanding; 88,442 pro forma shares issued and outstanding	599	1,978	(1,693)	—	—	884
Additional paid in capital	1,440,792	1,696,276	(1,007,205)	—	—	2,129,863
Cumulative net income	223,352	—	—	—	(41,400)	181,952
Cumulative other comprehensive income (loss)	(17)	1,993	(1,993)	—	—	(17)
Cumulative common distributions	(182,627)	(180,512)	180,512	—	—	(182,627)

Total shareholders' equity	1,482,099	1,519,735	(830,379)	—	(41,400)	2,130,055

Total liabilities and shareholders' equity	$1,989,842	$2,696,730	$(903,944)	$(33,691)	$745,153	$4,494,090

See accompanying notes

SELECT INCOME REIT

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2013
(amounts in thousands, except per share data)

	SIR Historical Pro Forma	Naperville, Illinois Property (D)	SIR Adjusted Historical	CCIT Historical	Acquisition Pro Forma Adjustments (E)	Sale of Healthcare Properties (F)	Financing (G)	Other Pro Forma Adjustments		SIR Pro Forma
Revenues:
Rental income	$170,814	$16,766	$187,580	$75,031	$82,738	$(12,280)	$—	$131		$333,200
Tenant reimbursements and other income	31,600	—	31,600	12,028	12,112	(1,604)	—	—		54,136

Total revenues	202,414	16,766	219,180	87,059	94,850	(13,884)	—	131		387,336

Expenses:
Real estate taxes	21,416	—	21,416	6,783	6,721	(920)	—	—		34,000
Other operating expenses	17,571	406	17,977	8,164	6,345	(760)	—	4,414	(I)	36,140
Depreciation and amortization	36,855	4,366	41,221	32,653	—	—	—	49,029	(J)	122,903
Acquisition related costs	—	—	—	54,074	(54,074)	—	—	—		—
General and administrative	13,238	938	14,176	13,801	—	—	—	(1,767)	(K)	26,210

Total expenses	89,080	5,710	94,790	115,475	(41,008)	(1,680)	—	51,676		219,253

Operating income (loss)	113,334	11,056	124,390	(28,416)	135,858	(12,204)	—	(51,545)		168,083
Interest and other income	—	—	—	540	—	—	—	—		540
Interest expense	(14,041)	(2,813)	(16,854)	(13,028)	2,779	871	(21,800)	(12,460)	(L)	(60,492)

Income (loss) before income tax expense and equity in earnings of an investee	99,293	8,243	107,536	(40,904)	138,637	(11,333)	(21,800)	(64,005)		108,131
Income tax benefit	96	—	96	—	—	—	—	—		96
Equity in earnings of an investee	334	—	334	—	—	—	—	—		334

Net income (loss)	99,723	8,243	107,966	(40,904)	138,637	(11,333)	(21,800)	(64,005)		108,561
Net income (loss) allocated to noncontrolling interest	—	—	—	(17)	225	—	—	—		208

Net income (loss) attributed to SIR	$99,723	$8,243	$107,966	$(40,887)	$138,412	$(11,333)	$(21,800)	$(64,005)		$108,353

Weighted average common shares outstanding	49,800		49,800					28,486	(M)	78,286

Net income attributed to SIR per common share	$2.00		$2.17							$1.38

See accompanying notes

SELECT INCOME REIT

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Nine Months Ended September 30, 2014

(amounts in thousands, except per share data)

	SIR Historical	Naperville, Illinois Property (D)	SIR Adjusted Historical	CCIT Historical	Acquisition Pro Forma Adjustments (E)	Sale of Healthcare Properties (F)	Financing (G)	Other Pro Forma Adjustments		SIR Pro Forma
Revenues:
Rental income	$142,051	$4,141	$146,192	$143,833	$3,583	$(24,175)	$—	$84	(H)	$269,517
Tenant reimbursements and other income	24,234	—	24,234	25,013	838	(3,615)	—	—		46,470

Total revenues	166,285	4,141	170,426	168,846	4,421	(27,790)	—	84		315,987

Expenses:
Real estate taxes	16,580	—	16,580	13,098	41	(2,411)	—	—		27,308
Other operating expenses	13,666	100	13,766	14,621	810	(1,224)	—	2,055	(I)	30,028
Depreciation and amortization	30,442	1,078	31,520	62,087	—	—	—	(826)	(J)	92,781
Acquisition related costs	5,739	—	5,739	11,455	(11,455)	—	—	—		5,739
General and administrative	11,123	232	11,355	19,958	—	—	—	(10,932)	(K)	20,381

Total expenses	77,550	1,410	78,960	121,219	(10,604)	(3,635)	—	(9,703)		176,237

Operating income	88,735	2,731	91,466	47,627	15,025	(24,155)	—	9,787		139,750
Interest and other income	—	—	—	81	—	—	—	—		81
Interest expense	(10,025)	(672)	(10,697)	(20,810)	12,705	1,072	(16,350)	(9,364)	(L)	(43,444)
Gain on early extinguishment of debt	243	—	243	—	—	—	—	—		243

Income before income tax expense and equity in earnings of an investee	78,953	2,059	81,012	26,898	27,730	(23,083)	(16,350)	423		96,630
Income tax expense	(120)	—	(120)	—	—	—	—	—		(120)
Equity in earnings of an investee	59	—	59	—	—	—	—	—		59

Income before gain on sale of property	78,892	2,059	80,951	26,898	27,730	(23,083)	(16,350)	423		96,569
Gain on sale of property	116	—	116							116

Net income	79,008	2,059	81,067	26,898	27,730	(23,083)	(16,350)	423		96,685
Net income allocated to noncontrolling interest	—	—	—	157	—	—	—	—		157

Net income attributed to SIR	$79,008	$2,059	$81,067	$26,741	$27,730	$(23,083)	$(16,350)	$423		$96,528

Weighted average common shares outstanding	54,678		54,678					28,486	(M)	83,164

Net income attributed to SIR per common share	$1.44		$1.48							$1.16

See accompanying notes

(1)
Basis of Accounting:

        As of September 30, 2014, SIR owned 50 properties (280 buildings, leasable land parcels and easements) with approximately 27.0 million rentable square feet. As of September 30, 2014, not including the Healthcare Properties, CCIT owned 64 properties (64 buildings) with approximately 16.1 million rentable square feet. The historical unaudited pro forma condensed consolidated financial statements include SIR's and CCIT's accounts and the accounts of their consolidated subsidiaries. All intercompany transactions and balances have been eliminated. Although unrelated to the Merger, pro forma adjustments for SIR's acquisition in April 2014 of one property located in Naperville, Illinois are presented in the unaudited pro forma condensed consolidated income statement because this acquisition by SIR was considered individually significant.

(2)
The Merger and Related Transactions:

        The adjustments to SIR Historical information in the unaudited pro forma condensed consolidated balance sheet, and to SIR Adjusted Historical information in the unaudited pro forma condensed consolidated income statements represent the effects of the Merger Agreement, including the related acquisition of CCIT's full property portfolio which includes 64 office and industrial net lease properties, or the 64 CCIT Properties, as well as the Healthcare Properties, for estimated total consideration of approximately $2.9 billion, including the assumption of approximately $297.7 million of mortgage principal (of which approximately $30.0 million will be assumed by SNH in the Healthcare Properties Sale) and excluding acquisition related costs.

        As part of the transaction, SIR entered into the Purchase and Sale Agreement to sell the Healthcare Properties for a purchase price of $539.0 million (approximately $509.0 million in net proceeds exclusive of the assumption by SNH of certain secured debt of approximately $30.0 million) immediately upon the completion of the Merger, which is currently expected to take place during the first quarter of 2015, resulting in an estimated net purchase price to SIR of approximately $2.4 billion, excluding closing costs.

        SIR expects to fund the net purchase price of CCIT by a combination of borrowing under its revolving credit facility and a new $1.0 billion senior unsecured bridge loan facility and the issuance of SIR Common Shares to CCIT stockholders pursuant to the Merger Agreement. SIR also plans to seek longer term financing of the transaction through the issuance of senior unsecured notes, either before the acquisition closes or by refinancing some or all of these borrowings after the acquisition closes.

        The following summarizes the estimated total consideration, funding sources and estimated net purchase price after the completion of the Healthcare Properties Sale (in thousands):

Estimated total purchase price (excluding acquisition costs):
Estimated value of aggregate Share Consideration (see Note (A) for calculation)	$689,356
Estimated assumed working capital and noncontrolling interest	(554)
Assumed mortgage principal	297,743

Noncash portion of purchase price	986,545

Maximum aggregate Cash Consideration payable (see Note (A) for calculation)	1,246,253
Estimated CCIT debt expected to be repaid at closing	715,000

Cash portion of purchase price	1,961,253

Estimated gross purchase price	$2,947,798

Estimated funding sources (excluding acquisition costs):
Proceeds from Healthcare Properties Sale	$509,000
Borrowings under a new bridge loan facility	1,000,000
Borrowings under SIR's existing revolving credit facility	452,253

Estimated funding total	$1,961,253

Estimated net purchase price (excluding acquisition costs):
Estimated gross purchase price	$2,947,798
Proceeds from Healthcare Properties Sales	(509,000)
Healthcare Properties Sale mortgages assumed (1)	(30,000)

Estimated net purchase price	$2,408,798

(1)
Excludes mortgage premium of $1.5 million.

        The following summarizes the preliminary net purchase price allocation for the 64 CCIT Properties, as if the Merger and Healthcare Properties Sale had occurred on September 30, 2014 (in thousands):

Land	$275,257
Buildings and improvements	1,744,514
Acquired real estate leases	432,306
Cash	538,057
Restricted cash	6,257
Rents receivable	7,278
Other assets	1,679

Total assets	$3,005,348

Revolving credit facility	$715,000
Mortgage notes payable (1)	266,069
Accounts payable and accrued expenses	17,013
Assumed real estate lease obligations	44,953
Distributions payable	10,568
Rents collected in advance	10,602
Security deposits	1,061
Due to related persons	532
Noncontrolling interest	3,941

Net assets acquired	$1,935,609

Assumed working capital and other accounts	$(554)
Assumed principal balance of debt of $982,743, less cash received from Healthcare Properties Sale of $509,000	473,743

Purchase price (2)	$2,408,798

(1)
Principal balance of the related mortgage notes payable was $267.7 million.

(2)
The allocation of purchase price is based on preliminary estimates and may change significantly following the completion of (i) third party appraisals and (ii) SIR's analysis of acquired in place leases and building valuations. Purchase price excludes acquisition costs.

        In accordance with GAAP, SIR will account for the Merger as a business combination with SIR treated as the acquirer of CCIT for accounting purposes. Under business combination accounting rules, the assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair value, and added to those of SIR. Any excess of purchase price over the fair values will be recorded as goodwill. SIR estimated the purchase price allocations and the useful lives of the 64 CCIT Properties. In some circumstances, SIR engaged an independent real estate consulting firm to provide market information and evaluations which are relevant to purchase price allocations and determinations of useful lives; however, SIR is ultimately responsible for the purchase price allocations and determinations of useful lives. SIR allocated the purchase prices of the 64 CCIT Properties to land, building and improvements based on determinations of the fair values of these assets assuming the properties are vacant. SIR determined the fair value of each property using methods similar to those used by independent appraisers. Since all of the 64 CCIT Properties qualify as acquired businesses under Accounting Standards Codification 805 Business Combinations, SIR allocated a portion of the purchase price of the 64 CCIT Properties to above market and below market leases based on the present value (using an estimated interest rate which reflects the risks associated with acquired in place leases at the time each property is expected to be acquired) of the difference, if any, between (i) the contractual amounts to be paid pursuant to the acquired in place leases and (ii) estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases. The terms of below market leases that include bargain renewal options, if any, are further adjusted if SIR determines the renewal to be probable. None of the leases at the 64 CCIT Properties include bargain renewal options. SIR allocated a portion of the purchase price to acquired in place leases and tenant relationships in an amount, if any, equal to the excess of (i) the purchase price paid for each property, after adjusting existing acquired in place leases to market rental rates, over (ii) the estimated fair value of the property, as if vacant. SIR allocated this aggregate value between acquired in place lease values and tenant relationships based on an evaluation of the specific characteristics of each tenant's lease. However, SIR has not separated the value of tenant relationships from the value of acquired in place leases because such value and related amortization expense is immaterial to the accompanying unaudited pro forma condensed consolidated financial statements. In making these allocations, SIR considered factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time a property was acquired by it. Consolidated financial statements of SIR issued after the Merger would include CCIT assets acquired and retained by SIR in the Merger from the date the Merger is completed, but not for periods prior to the completion of the Merger.

(3)
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments:

(A)
The adjustments represent the effects of the Merger Agreement including the related acquisition of CCIT's full property portfolio which includes the 64 CCIT Properties, as well as the Healthcare Properties, for a total purchase price of approximately $2.9 billion, including the assumption of approximately $297.7 million of mortgage debt and excluding acquisition related costs.

    Estimates of fair value of acquired land, building and improvements, acquired real estate leases, assumed real estate lease obligations and working capital accounts have been incorporated into the pro forma balance sheet, including the following:

    (i)
    Rents receivable: Represents an adjustment of $25.7 million to eliminate CCIT's existing accumulated straight-line rent balance for tenant leases. The pro forma CCIT rents receivable balance of $7.3 million represents the fair value of current amounts receivable from tenants as of September 30, 2014.

    (ii)
    Deferred financing costs, net: Represents an adjustment of $10.1 million to eliminate CCIT's existing unamortized capitalized financing fees related to debt expected to be repaid at the Effective Time.

    (iii)
    Other assets: Represents adjustments to eliminate deferred gains recorded by CCIT related to interest rate swaps, based on estimated market values of the related derivative instruments as of November 14, 2014.

    (iv)
    Accounts payable and accrued expenses: Represents adjustments to eliminate deferred losses recorded by CCIT related to interest rate swaps, based on estimated market values of the related derivative instruments as of November 14, 2014.

    The adjustments to reduce mortgage notes payable reflect changes in market interest rates and the impact on the value of CCIT's fixed rate mortgages as of November 14, 2014.

    The adjustment to reduce CCIT's obligation to redeem redeemable CCIT Common Stock and noncontrolling interest reflects the exchange of shares of redeemable CCIT Common Stock for the Merger Consideration, and the allocation of a portion of the estimated purchase price to CCIT's noncontrolling interest. Noncontrolling interest represents an 11% ownership interest held by an unrelated joint venture partner in one of the 64 CCIT Properties.

    On and subject to the terms and conditions of the Merger Agreement, including those relating to proration, at the Effective Time, which is currently expected to take place during the first quarter of 2015, each share of CCIT Common Stock, other than shares held by any wholly owned subsidiary of CCIT or by SIR or any of SIR's wholly owned subsidiaries, will be converted into the right to receive either (i) the Cash Consideration or (ii) the Share Consideration, in each case, subject to proration and certain adjustments. If a CCIT stockholder has not made an election, on and subject to the terms and conditions of the Merger Agreement, the shares of the CCIT Common Stock held by such stockholder will be converted into the right to receive the Share Consideration. If the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration exceeds 60% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time, or the Maximum Cash Conversion Number, or is less than 40% of the shares of CCIT Common Stock issued and outstanding immediately prior to the Effective Time, or the Minimum Cash Conversion Number, notwithstanding the CCIT stockholder elections, the Cash Consideration and Share Consideration will be allocated in accordance with the proration and allocation procedures set forth in the Merger Agreement so that the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration does not exceed the Maximum Cash Conversion Number and is not less than the Minimum Cash Conversion Number. The Merger Consideration may also be adjusted in the event that SIR pays a special distribution to its shareholders or CCIT pays a special distribution to its stockholders prior to the closing date.

    Pro forma adjustments assumes that the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration equals the Maximum Cash Conversion Number, which currently results in the highest amount of aggregate Merger Consideration. The following summarizes the calculation of estimated Merger Consideration (share numbers and dollar amounts in thousands, except per share dollar amounts):

Total shares of CCIT Common Stock at Effective Time	197,817.98
Maximum cash election percentage	60%

Subtotal (Maximum Cash Conversion Number)	118,690.79
Cash Consideration	$10.50

Maximum aggregate Cash Consideration payable	$1,246,253.27

Total shares of CCIT Common Stock at Effective Time	197,817.98
Share election percentage	40%

Subtotal	79,127.19
Times 0.360	0.360

SIR Common Shares issuable	28,485.79
Closing price of SIR Common Shares on November 14, 2014	$24.20

Estimated value of aggregate Share Consideration	$689,356.10

Maximum aggregate Cash Consideration payable	$1,246,253.27
Estimated value of aggregate Share Consideration	689,356.10

Estimated aggregate Merger Consideration payable	$1,935,609.37

    The value of the Share Consideration is currently based on the closing price of SIR Common Shares on November 14, 2014. A 10% change in the closing price of SIR Common Shares would change the estimated net purchase price by approximately $68.9 million, and net income attributable to SIR by approximately $0.02 per SIR Common Share. In addition, the estimated net purchase price would decrease by approximately $70.7 million assuming the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration equals the Minimum Cash Conversion Number.

  (B)
  The adjustments represent the sale of the Healthcare Properties Sale to SNH for approximately $539.0 million (including approximately $509.0 million in net proceeds exclusive of the assumption by SNH of certain secured debt of approximately $30.0 million) immediately upon closing of the Merger. The additional adjustment to mortgage notes payable represents premium on mortgages transferred to SNH with the Healthcare Properties.

    CCIT Historical information combined with adjustments presented in Notes (3)(A) and (3)(B) is equal to the preliminary net purchase price allocation presented in Note (2).

  (C)
  The adjustments represent SIR's new $1.0 billion senior unsecured bridge loan facility, less the aggregate adjustments to SIR's and CCIT's revolving credit facilities. Aggregate adjustments to the revolving credit facilities represent the portion of the net purchase price funded with borrowings of $501.6 million under SIR's $750.0 million revolving credit facility and repayments of CCIT's revolving credit facility of $715.0 million expected to be made at closing. SIR's credit facility had $60.0 million drawn and $690.0 million available for borrowings as of November 14, 2014.

    The adjustment to deferred financing costs reflects estimated transaction costs of $1.9 million directly related to the assumption of CCIT mortgage debt and $6.0 million related to SIR's new $1.0 billion senior unsecured bridge loan facility. The adjustment to reduce cumulative net income reflects estimated transaction costs directly related to the Merger. Estimated transaction costs totaling $41.4 million have been excluded from the unaudited pro forma condensed consolidated statements of income as they reflect nonrecurring charges.

(4)
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income Adjustments:

(D)
Rental income: Represents the terms of SIR's current lease for the Naperville, Illinois property, which SIR acquired on April 1, 2014 for a purchase price of $187.5 million, excluding acquisition related costs. This property was acquired and simultaneously leased back to the seller in a sale/leaseback transaction and was accounted for as an asset acquisition. For pro forma purposes, SIR has assumed that the lease with the prior owner was in place as of January 1, 2013.

    Other operating expenses: Adjusts other operating expenses related to this Naperville, Illinois property based on SIR's contractual obligations under its property management agreement with RMR.

    Depreciation and amortization: Adjusts depreciation and amortization expenses related to this Naperville, Illinois property. Real estate investments are depreciated on a straight-line basis over estimated useful lives ranging up to forty years.

    General and administrative expenses: Adjusts general and administrative expenses related to this Naperville, Illinois property. General and administrative expense adjustments are based on SIR's contractual obligation under its business management agreement with RMR.

    Interest expense: Adjusts interest expense related to this Naperville, Illinois property assuming the acquisition of this property had occurred on January 1, 2013 and was financed using borrowings under SIR's revolving credit facility. The interest rate used to calculate the pro forma interest expense adjustment is the weighted average interest rate for the nine months ended September 30, 2014 and year ended December 31, 2013, or 1.45% and 1.50%, respectively. A change in SIR's variable interest rate by plus or minus 1/8 of a percent would increase or decrease, respectively, SIR's annual pro forma acquisitions related interest expense by approximately $0.2 million.

  (E)
  Rental income: Adjusts rental income for properties acquired by CCIT as of September 30, 2014 based on historical results as if those properties were acquired as of January 1, 2013,

    except for pro forma purposes, SIR has assumed that leases signed and effective immediately following CCIT's acquisition of acquired properties with no rental history were in place as of the later of (i) January 1, 2013 or (ii) the date construction was completed.

    Tenant reimbursements and other income: Adjusts tenant reimbursements and other income for properties acquired by CCIT as of September 30, 2014 based on historical results as if those properties were acquired as of January 1, 2013, except for pro forma purposes, SIR has assumed that leases signed and effective immediately following CCIT's acquisition of acquired properties with no rental history were in place as of (i) January 1, 2013 or (ii) the date construction was completed.

    Real estate taxes: Adjusts real estate taxes for properties acquired by CCIT since January 1, 2013 based on historical results.

    Other operating expenses: Adjusts other operating expenses for properties acquired by CCIT since January 1, 2013 based on historical results. See footnote (I) for related adjustment.

    Acquisition related costs: Adjustment eliminates historical acquisition related costs as if the properties acquired by CCIT after January 1, 2013 occurred as of January 1, 2013.

    Interest expense:

      For the twelve months ended December 31, 2013: Adjustment eliminates historical interest expense of $7.5 million related to CCIT's revolving credit facility and term loan. CCIT's revolving credit facility and term loan are expected to be repaid at the Effective Time. The elimination of $7.5 million of revolving credit facility and term loan interest is partially offset by the $4.7 million increase in interest on mortgages assumed with certain properties acquired subsequent to January 1, 2013 as if the acquisition of the related properties occurred on January 1, 2013.

      For the nine months ended September 30, 2014: Adjustment eliminates historical interest expense of $12.7 million related to CCIT's revolving credit facility and term loan. CCIT's revolving credit facility and term loan are expected to be repaid at the Effective Time.

    Noncontrolling interest: Adjusts noncontrolling interest based on historical results as if the property was acquired as of January 1, 2013. Noncontrolling interest represents an 11% ownership interest held by an unrelated joint venture partner in one of the 64 CCIT Properties acquired during 2013.

  (F)
  Represents the adjustment to revenues, certain operating expenses and mortgage interest related to the Healthcare Properties that are expected to be sold to SNH, as if those properties were sold to SNH as of January 1, 2013. These pro forma adjustments are based on historical results except, for pro forma purposes, SIR has assumed that leases signed and effective immediately following CCIT's acquisition of acquired properties were in place as of January 1, 2013.

  (G)
  Represents the effect on interest expense related to the bridge loan financing described in Note (C) as follows (dollars in thousands):

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Principal amount of bridge loan	$1,000,000	$1,000,000
Interest rate (Libor + 140 basis points) (1)	1.55%	1.55%

Interest expense before amortization of deferred financing fees	$15,500	$15,500
Amortization of related deferred financing fees (2)	$6,000	$6,000

Annual interest expense	$21,500	$21,500
Percent of annual days adjusted	75.00%	100.00%

Pro forma interest expense	$16,125	$21,500

(1)
Interest rate is Libor as of November 14, 2014, plus a contractual spread based on investment grade ratings.

(2)
Excludes additional fees payable under the related loan agreement if the loan remains outstanding for at least ninety days as follows:

Days Outstanding	Basis Points	Additional Fees
At least 90 days but less than 180 days	25	$2,500
At least 180 days but less than 270 days	50	5,000
At least 270 days	75	7,500

Total	150	$15,000

  In addition, interest expense includes amortization of the $1.9 million of mortgage assumption fees totaling $0.3 million and $0.2 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, based on the weighted average remaining mortgage term of 6.33 years.

  A change in SIR's variable interest rate by plus or minus 1/8 of a percent would increase or decrease, respectively, SIR's annual bridge loan interest expense by approximately $1.3 million.

  (H)
  Adjusts non-cash straight-line rent and non-cash amortization of above and below market leases related to the 64 CCIT Properties. Capitalized acquired above and below market lease values are amortized as a reduction or an increase, respectively, to rental income over the 11.4 year weighted average remaining lease term at September 30, 2014. The components of the rental income adjustment are as follows (in thousands):

	For the Nine Months Ended September 30, 2014	For the Year Ended December 31, 2013
Non-cash, straight-line rent adjustments	$45	$90
Non-cash, net above and below market lease amortization	39	41

	$84	$131

  (I)
  Adjusts other operating expenses related to the 64 CCIT Properties based on SIR's contractual obligations under its property management agreement with RMR.

  (J)
  Adjustment eliminates historical depreciation and amortization expenses of $32.7 million and $62.1 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. Adjustment also includes estimated depreciation and amortization expenses related to the 64 CCIT Properties of $81.7 million and $61.3 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. Real estate investments are depreciated on a straight-line basis over estimated useful lives ranging up to forty years. Capitalized acquired in place leases, exclusive of the value of acquired above market and below market lease values, are amortized on a straight-line basis over the 11.4 year weighted average remaining lease term at September 30, 2014.

  (K)
  Adjustment eliminates historical general and administrative expenses related to the 64 CCIT Properties of $13.8 million and $20.0 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, and includes general and administrative expenses of $12.0 million and $9.0 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, based on SIR's contractual obligation under its business management agreement with RMR.

  (L)
  Adjusts interest expense as detailed below (in thousands, except percentages):

	For the Nine Months Ended September 30, 2014	For the Year Ended December 31, 2013
Term Loan
Weighted average principal balance	$350,000	$350,000
Contractual increase in interest rate based on increase in projected leverage	0.55%	0.55%

Increase in annual interest expense	$1,925	$1,925
Percent of annual days adjusted	75.00%	100.00%

	$1,444	$1,925

Revolving Credit Facility
Weighted average principal balance	$156,000	$151,000
Contractual increase in interest rate based on increase in projected leverage	0.50%	0.50%

Increase in annual interest expense	$780	$755
Percent of annual days adjusted	75.00%	100.00%

	$585	$755

Acquisition Borrowings on Revolving Credit Facility
Estimated borrowings on the revolving credit facility	$501,553	$501,553
Interest rate (Libor + 180 basis points) (1)	1.95%	1.95%

Annual interest expense	$9,780	$9,780
Percent of annual days adjusted	75.00%	100.00%

	$7,335	$9,780

Total Adjustment	$9,364	$12,460

(1)
Interest rate is Libor as of November 14, 2014, plus a contractual spread based on estimated leverage immediately following the completion of the Merger.

A change in SIR's variable interest rate by plus or minus 1/8 of a percent would increase or decrease, respectively, SIR's annual pro forma term loan and revolving credit facility interest expense by approximately $1.1 million.

  (M)
  Adjusts weighted average SIR Common Shares outstanding for shares issued as Share Consideration in the Merger, assuming that the aggregate number of shares of CCIT Common Stock electing to receive the Cash Consideration equals the Maximum Cash Conversion Number, which results in the issuance of approximately 28,486,000 SIR Common Shares.